Exhibit 10.1

PURCHASE AND SALE AGREEMENT

between

VITRUVIAN EXPLORATION, LLC

as Seller

and

GEOMET, INC.

as Buyer

dated

October 14, 2011

i

7.11	Royalties	34
7.12	Imbalances	35
7.13	Current Commitments	35
7.14	Certain Direct Asset Taxes	35
7.15	Tax Partnerships	35
7.16	Brokers’ Fees	35
7.17	Suspense Funds	35
7.18	Surface Access	35
7.19	Intellectual Property	36

ARTICLE VIII BUYER’S REPRESENTATIONS AND WARRANTIES		36

8.1	Organization, Existence and Qualification	36
8.2	Authority, Approval and Enforceability	36
8.3	No Conflicts	36
8.4	Consents	36
8.5	Bankruptcy	37
8.6	Litigation	37
8.7	Financing	37
8.8	Regulatory	37
8.9	Independent Evaluation	37
8.10	Brokers’ Fees	37
8.11	Accredited Investor	37

ARTICLE IX CERTAIN AGREEMENTS		37

9.1	Conduct of Business	37
9.2	Required Financial Statements	38
9.3	Governmental Bonds and Third Party Deposits	39
9.4	Record Retention	39
9.5	No Solicitation of Employees	39
9.6	Amendment of Schedules; Obligation to Update Exhibit A	39
9.7	Performance Bond	40
9.8	Certain Field Employees	40
9.9	Notifications	42
9.10	Conditions	42
9.11	Transition Period	42
9.12	Unleased Interests	43
9.13	Schedule 2.3 Matters	43
9.14	Coalbed Methane Rights	43
9.15	Pineville Yard	43

ARTICLE X BUYER’S CONDITIONS TO CLOSING		44

10.1	Representations	44
10.2	Performance	44
10.3	No Legal Proceedings	44
10.4	Preferential Purchase Rights	44
10.5	Title Defects, Environmental Defects and Casualty Losses	44
10.6	Closing Deliverables	44

ARTICLE XI SELLER’S CONDITIONS TO CLOSING		45

11.1	Representations	45
11.2	Performance	45

11.3	No Legal Proceedings	45
11.4	Replacement Bonds and Other Bonds	45
11.5	Preferential Purchase Rights	45
11.6	Title Defects and Environmental Defects	45
11.7	Closing Deliverables	45

ARTICLE XII CLOSING		46

12.1	Date of Closing	46
12.2	Place of Closing	46
12.3	Closing Obligations	46
12.4	Records	46

ARTICLE XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL		47

13.1	Assumption by Buyer	47
13.2	Indemnities of Seller	48
13.3	Indemnities of Buyer	48
13.4	Limitation on Liability	49
13.5	Express Negligence	49
13.6	Exclusive Remedy	49
13.7	Indemnification Procedures	50
13.8	Survival	51
13.9	Waiver of Right to Rescission	52
13.10	Insurance, Taxes	52
13.11	Non-Compensatory Damages	52

ARTICLE XIV TERMINATION, DEFAULT AND REMEDIES		52

14.1	Right of Termination	52
14.2	Effect of Termination	53
14.3	Return of Documentation	53

ARTICLE XV MISCELLANEOUS		53

15.1	Exhibits and Schedules	53
15.2	Expenses and Taxes	54
15.3	Assignment	54
15.4	Preparation of Agreement	55
15.5	Publicity	55
15.6	Notices	55
15.7	Further Cooperation	56
15.8	Filings, Notices and Certain Governmental Approvals	56
15.9	Entire Agreement; Conflicts	56
15.10	Parties in Interest	56
15.11	Amendment	57
15.12	Waiver; Rights Cumulative	57
15.13	Conflict of Law Jurisdiction; Venue; Jury Waiver	57
15.14	Severability	58
15.15	Removal of Name	58
15.16	Counterparts	58

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:
Exhibit A	—	Leases
Exhibit A-1	—	Wells
Exhibit A-2	—	Well Locations
Exhibit A-3	—	Personal Property
Exhibit A-4	—	Beckley and Pineville Offices
Exhibit B	—	Excluded Assets
Exhibit C	—	Form of Assignment and Bill of Sale
Exhibit D	—	Form of License
Exhibit E	—	Form of Deed

SCHEDULES:
Schedule 1.1	—	Excluded Confidential Data
Schedule 2.3	—	Excluded Operating Expenses
Schedule 3.3	—	Pre-Effective Time Capital Expenditures
Schedule 4.1(g)	—	Buyer Insurance
Schedule 6.1(a)	—	Pre-Signing Environmental Defects
Schedule 7.4	—	Consents
Schedule 7.7	—	Litigation
Schedule 7.8	—	Material Contracts
Schedule 7.9	—	Violation of Laws
Schedule 7.10	—	Preferential Purchase Rights
Schedule 7.11	—	Royalties, Expenses, Etc.
Schedule 7.12	—	Imbalances
Schedule 7.13	—	Current Commitments
Schedule 7.14	—	Certain Direct Asset Taxes
Schedule 7.15	—	Tax Partnership
Schedule 7.17	—	Suspense Funds
Schedule 7.18	—	Surface Access
Schedule 9.1(b)(ii)(D)	—	Permitted Dispositions
Schedule 9.2	—	SEC Letter
Schedule 9.3	—	Governmental Bonds and Third Party Deposits
Schedule 9.8	—	Field Employees

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 14th day of October, 2011, and is between Vitruvian Exploration, LLC, a Delaware limited liability company (“Seller”), and GeoMet, Inc., a Delaware corporation (“Buyer”). Seller and Buyer are sometimes referred to herein each, individually, as a “Party,” and, collectively, as the “Parties.”

RECITALS

WHEREAS, (a) Seller desires to sell and assign to Buyer, and Buyer desires to purchase from and pay Seller for, the Assets (as hereinafter defined) and (b) the Parties desire to enter into the License (as hereinafter defined).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in this Section 1.1, unless the context otherwise requires.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.6.

“Action” shall have the meaning set forth in Section 15.13(b).

“Additional Transition Period” shall have the meaning set forth in Section 9.11.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“AFEs” shall have the meaning set forth in Section 7.13.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Title and Environmental Deductible” shall mean an amount equal to one percent (1%) of the Adjusted Purchase Price.

“Aggregate Title Benefit Deductible” shall mean an amount equal to one percent (1%) of the Adjusted Purchase Price.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Allocable Amount” shall have the meaning set forth in Section 3.8.

“Allocated Value” shall have the meaning set forth in Section 3.7.

“Allocation Schedule” shall have the meaning set forth in Section 3.8.

“Applicable Contracts” shall mean all Contracts to which Seller (or an Affiliate of Seller) is a party and that relate to the Assets or their ownership or operation, including Rights-of-Way, all Contracts by which any of the Assets are bound, all Contracts that will be binding on Buyer after the Closing and all Contracts set forth on Schedule 7.8, but excluding any Contracts included in the Excluded Assets and all master service agreements (regardless of whether any purchase orders under any master service agreements are included on Schedule 7.8); provided that, the defined term “Applicable Contract” shall not include any of the Leases or Permits.

“Assets” shall mean, collectively, all of Seller’s (and its Affiliates’) right, title and interest in and to the following assets and properties, less and except the Excluded Assets:

(a) all (i) oil, gas and coalbed methane leases and mineral interests owned by Seller in the States of Alabama and West Virginia, including those specifically described in Parts A and C of Exhibit A and (ii) oil, gas and coalbed methane leases and mineral interests acquired by Seller (or any Affiliate of Seller) after the date hereof up to the Closing Date (such interest in such leases and mineral interests described in the foregoing clauses (i) and (ii), collectively, the “Leases”) and the lands covered thereby;

(b) (i) all (A) wells located on any of the Leases or on any other lease or lands with which any Lease has been unitized (such interest in such wells, including in the wells set forth in Exhibit A-1, the “Wells”) and (B) well locations located on any of the Leases or on any other lease or lands with which any Lease has been unitized (such interest in such well locations, including in the well locations set forth on Exhibit A-2, the “Well Locations”) and (ii) all Hydrocarbons produced from the Wells or allocated to the Wells, in each case, from and after the Effective Time;

(c) all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to any of the Leases, Wells or Well Locations and the units created thereby (the “Units”);

(d) to the extent assignable without the payment of a fee or other penalty (other than any fee or other penalty that Buyer has separately agreed in writing to pay), all (i) Applicable Contracts (including, for the avoidance of doubt, the Rights-of-Way set forth on Part B of Exhibit A) and (ii) Permits that are related to the use, ownership or operation of any of the Leases, Wells, Well Locations, Units or Personal Property;

(e) (i) all equipment, machinery, motor vehicles, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, that are located on (or used in connection with the ownership, operation or maintenance of) any of the Leases, Wells, Well Locations or Units, including, pipelines, gathering systems, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, structures and other items and materials located on (or used in connection with the ownership, operation or maintenance of) any of the Leases, Wells, Well Locations or Units, including the property specifically described on Exhibit A-3 and (ii) Seller’s (or its Affiliate’s) offices in Beckley and Pineville, West Virginia, as specifically described on Exhibit A-4, and the operations yard in Pineville, West Virginia, all personal property located therein and all personal property used or maintained by any Continued Employee, including (A) all personal computers and, to the extent assignable without the payment of a fee or other penalty (other than any fee or other penalty that Buyer has separately agreed in writing to pay), all computer operating, database and communication systems, in each case, located in such offices and (B) the property specifically described on Exhibit A-3 (the “Personal Property”);

(f) except to the extent described in clause (q) of the definition of “Excluded Assets”, all Imbalances relating to any of the assets or properties described in this definition; and

(g) all of the files, records, information and data, whether written or electronically stored, primarily relating to any of the assets or properties described in this definition and in Seller’s or its Affiliates’ possession, including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, accounting and Certain Direct Asset Tax records, (v) facility and well records and (vi) to the extent assignable without the payment of a fee or other penalty (other than any fee or other penalty that Buyer has separately agreed in writing to pay), all geophysical and other seismic and related technical data and information primarily related to any of the assets and properties described in this definition (the “Records”).

“Assignment and Bill of Sale” shall mean the Assignment and Bill of Sale from Seller (and, if applicable, one or more of Seller’s Affiliates) to Buyer pertaining to the Assets and substantially in the form of Exhibit C.

“Assumed Obligations” shall have the meaning set forth in Section 13.1.

“Bond” shall have the meaning set forth in Section 9.7(a).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Texas, Massachusetts and North Carolina are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer’s Representatives” shall have the meaning set forth in Section 4.1(a).

“Certain Direct Asset Taxes” shall mean ad valorem, property, excise, severance, production and similar Taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, (a) income, capital gains, franchise and similar Taxes and (b) Transfer Taxes.

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 12.1.

“Closing Date” shall have the meaning set forth in Section 12.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain letter agreement regarding confidentiality, dated as of June 6, 2011, between Buyer and Seller.

“Continued Employee” shall have the meaning set forth in Section 9.8(a).

“Contract” shall mean any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, including (a) farmin and farmout agreements, (b) participation, exploration and development agreements, (c) crude oil, condensate and natural gas purchase and sale, gathering, transportation, processing and marketing agreements, (d) operating agreements, (e) balancing agreements; (f) unitization agreements, (g) facilities or equipment leases, (h) production handling agreements and (i) other similar contracts.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of October 6, 2009, by and among Seller, as borrower, BNP Paribas, as administrative agent, and the lenders party thereto from time to time (as amended).

“Cure Period” shall have the meaning set forth in Section 5.2(c).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Deed” shall mean the Deed from Seller (and, if applicable, one or more of Seller’s Affiliates) to Buyer pertaining to the real property described in clause (e)(ii) of the definition of “Assets” and all related Assets and substantially in the form of Exhibit E.

“Defensible Title” shall mean such title of Seller (or, if applicable, one of its Affiliates) with respect to each Well set forth on Exhibit A-1 and each Well Location set forth on Exhibit A-2, that as of the Effective Time, subject to Permitted Encumbrances:

(a) entitles Seller (or, if applicable, one of its Affiliates) to receive not less than the Net Revenue Interest set forth in Exhibit A-1 for such Well or in Exhibit A-2 for such Well Location, as applicable, except for decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries and except as otherwise set forth in Exhibit A-1 or A-2, as applicable;

(b) obligates Seller (or, if applicable, one of its Affiliates) to bear not more than the Working Interest set forth in Exhibit A-1 for such Well or in Exhibit A-2 for such Well Location, as applicable, except (i) for increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) for increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest in such Well or Well Location, as applicable, and (iii) as otherwise set forth in Exhibit A-1 or A-2, as applicable; and

(c) is free and clear of all Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.2.

“Dispute Notice” shall have the meaning set forth in Section 3.5.

“Effective Time” shall mean 9:00 a.m. (local time where the Assets are located) on July 1, 2011.

“El Paso Imbalances” shall have the meaning set forth in the definition of “Excluded Assets”.

“Encumbrance” shall mean any lien, security interest, pledge, charge or similar encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 6.1(e).

“Environmental Claim Date” shall have the meaning set forth in Section 6.1(a).

“Environmental Condition(s)” shall mean a condition that is existing as of the Effective Time with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments and that causes any Well set forth on Exhibit A-1, any Well Location set forth on Exhibit A-2, any Unit or any Lease not to be in compliance with any Environmental Law. For the avoidance of doubt, (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that any Well should be temporarily abandoned or permanently plugged and abandoned shall, in each case, not form the basis of an Environmental Condition, (b) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition and (c) except with respect to equipment (i) that causes or has caused contamination of soil, surface water or groundwater in violation of Environmental Law or (ii) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.

“Environmental Defect(s)” shall mean, subject to Section 6.2, an Environmental Condition with respect to any Well set forth on Exhibit A-1, any Well Location set forth on Exhibit A-2, any Unit or any Lease, as applicable; provided, however that, notwithstanding anything to the contrary set forth herein, no Environmental Condition(s) caused by Buyer (or any of its Affiliates) shall form the basis of an Environment Defect.

“Environmental Defect Notice” shall have the meaning set forth in Section 6.1(a).

“Environmental Defect Property” shall have the meaning set forth in Section 6.1(a).

“Environmental Indemnity Agreement” shall have the meaning set forth in Section 6.1(b)(iii).

“Environmental Laws” shall mean all Laws in effect as of the Effective Time, including common Law, relating to the protection of the public health, welfare and the environment, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances, and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.

“Excluded Assets” shall mean (a) all of Seller’s (and its Affiliates’) corporate minute books, financial records and other business records that relate to Seller’s (or an Affiliate of Seller’s) business generally; (b) except to the extent relating to any Assumed Obligations and except to the extent relating to any Imbalances (other than any Imbalances described in clause (q) of this definition), all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) except to the extent relating to any Assumed Obligations, all claims and causes of action of Seller (or any of its Affiliates) arising under or with respect to any of the Applicable Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 5.3(b), all rights and interests relating to the Assets: (i) under any existing policy or agreement of insurance, (ii) under any bond or (iii) to any insurance proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (e) all Hydrocarbons produced from or allocated to the Assets prior to the Effective Time; (f) all claims for refunds, credits, loss carryforwards and similar tax assets with respect to (i) Certain Direct Asset Taxes or any other Taxes attributable to any period prior to the Effective Time, (ii) income, franchise and similar Taxes of Seller or its Affiliates or (iii) any Taxes attributable to any of the assets or properties described in this definition; (g) except for the license granted to Buyer pursuant to the License, all of Seller’s (and its Affiliates’) proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (h) all documents and instruments of

Seller (or any of its Affiliates) that may be protected by an attorney-client privilege (other than any title opinions and reports on status of title, in each case, with respect to title to any of the Assets); (i) all data set forth on Schedule 1.1 that cannot be disclosed to Buyer as a result of confidentiality arrangements with Third Parties; provided that Seller shall use reasonable efforts (but shall not be required to expend any funds that Buyer does not separately agree in writing to pay or reimburse Seller for) to obtain the consent of such Third Parties to the disclosure of such data to Buyer; (j) all audit rights and obligations arising under any of the Applicable Contracts with respect to any period prior to the Effective Time; (k) documents prepared or received by Seller or any of its Affiliates with respect to (i) lists of prospective purchasers for the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller (and/or any of its Affiliates), its (and, if applicable, their) representatives and any prospective purchaser other than Buyer and (v) correspondence between Seller (and/or any of its Affiliates) or any of its (and, if applicable, their) representatives with respect to any bids, the prospective purchasers or the transactions contemplated by this Agreement; (l) any assets or properties described in the definition of “Assets” that, in accordance with the terms and conditions of this Agreement, are not assigned to Buyer, and any assets or properties described in clauses (d) and (f) of the definition of “Assets” that are not assignable (or that are not assignable without the payment of a fee or other penalty which Buyer has not separately agreed in writing to pay), (m) the Credit Agreement, the Indenture, any other indenture, mortgage, loan, credit, sale-leaseback or other similar Contract, (n) any swap, future, forward, derivative transaction, option or other similar Contract, (o) any license or other similar Contract (other than the License) pursuant to which Seller, any of its Affiliates or any of its or their respective predecessors-in-interest have licensed (or otherwise granted to any Third Party any rights with respect to the use or exploitation of) any of the intellectual property described in the License or otherwise owned or held by Seller, any of its Affiliates or any of its or their predecessors-in-interest; (p) all of the assets and properties set forth on Exhibit B and all of the bonds, letters of credit, guarantees, deposits and other pre-payments set forth on Schedule 9.3, (q) all Imbalances (and all associated rights, claims and obligations) related to the Wells set forth on Exhibit A-1 and noted with “Note 1” (collectively, the “El Paso Imbalances”), to the extent an adjustment to the Purchase Price is not made pursuant to Section 3.3(a)(vi) or 3.3(b)(viii) with respect to such Imbalances, (r) if the holder of the Preferential Purchase Right set forth as Number 2 on Schedule 7.10 has elected to exercise such Preferential Purchase Right with respect to the Assets covered thereby, all property described in clause (e)(ii) of the definition of “Assets”, except for the two vehicles and other such personal property used or maintained by any Continued Employee, (s) suspense or escrow funds for which an adjustment to the Purchase Price is made pursuant to Section 3.3(b)(vi), and (t) any Inventory retained by Seller pursuant to the provisions of Section 9.15(b).

“Field Employees” shall mean those Persons set forth on Schedule 9.8 who are employed (as of the date of this Agreement) by Seller (or one of its Affiliates) in connection with the Assets.

“Final Purchase Price” shall have the meaning set forth in Section 3.5.

“Final Settlement Statement” shall have the meaning set forth in Section 3.5.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government, any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” shall mean any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 6.2.

“Hillman PDP Leasing Efforts” shall have the meaning set forth in Section 9.12.

“Hillman PDP Leasing Expenses” shall have the meaning set forth in Section 9.12.

“Hydrocarbons” shall mean all coalbed methane gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall mean (a) one hundred thousand dollars ($100,000) in the aggregate with respect to Seller’s liability for indemnification under (i) Section 13.2(b) (with respect to a breach by Seller of its representations and warranties contained in Sections 7.11, 7.14 and 7.17) and (ii) Section 13.2(e) and (b) an aggregate amount equal to one percent (1%) of the Adjusted Purchase Price with respect to Seller’s liability for indemnification under Section 13.2 with respect to all liability of Seller for indemnification under such Section that is not described in clause (a) of this definition.

“Indemnity Threshold” shall have the meaning set forth in Section 13.4(a).

“Indenture” shall mean that certain Indenture governing those certain 12.00% Senior Secured Notes due 2015 issued by Seller and an Affiliate of Seller, Vitruvian Finance Corporation.

“Individual Environmental Defect Threshold” shall have the meaning set forth in Section 6.1(d).

“Individual Title Benefit Threshold” shall have the meaning set forth in Section 5.2(i)(iii).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 5.2(i)(i).

“Initial Transition Services” means accounting, land and operational services with respect to the Assets, performed in substantially the same manner as performed by Seller immediately prior to Closing, and excluding any activities and services not performed by Seller as of the Closing Date with respect to the Assets.

“Initial Transition Period” shall have the meaning set forth in Section 9.11.

“Invasive Activities” shall have the meaning set forth in Section 4.1(c).

“Inventory” shall have the meaning set forth in Section 9.15.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in the definition of “Assets.”

“Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and other costs and expenses, including attorneys’ fees and other legal costs and expenses, and liabilities, costs, losses and damages for personal injury or death, property damage or environmental damage or remediation.

“License” means a License in substantially the form of Exhibit D.

“Material Adverse Effect” shall mean, when used with respect to a Person or the Assets, an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the (a) ownership, results of operations, properties, assets or liabilities of such Person or the Assets or (b) ability of either Party (or the Parties) to consummate the transactions contemplated by this Agreement and to perform its (or their, as applicable) obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (iii) changes in conditions or developments generally applicable to the oil and gas industry; (iv) casualty losses and acts of God, including storms or meteorological events; (v) acts or failures to act of Governmental Authorities; (vi) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts or war; (vii) matters that are cured or no longer exist at the Closing, without cost to Buyer; (viii) a change in Laws from and after the Effective Time; (ix) reclassification or recalculation of reserves in the ordinary course of business and as a result of changes in the prices of Hydrocarbons; (x) changes in the prices of Hydrocarbons and (xi) natural declines in well performance.

“Material Contracts” shall have the meaning set forth in Section 7.8(a).

“Net Revenue Interest” shall mean, with respect to any Well set forth on Exhibit A-1 and any Well Location set forth on Exhibit A-2, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Well Location, as applicable, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“NORM” shall mean naturally occurring radioactive material.

“Operating Expenses” shall have the meaning set forth in Section 2.3.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph.

“Performance” shall have the meaning set forth in Section 9.7(a).

“Permit” shall mean any permit, water right, license, registration, consent, order, approval, variance, exemption, waiver, franchise, right or other authorization required to be obtained from any Governmental Authority by Seller (or any of its Affiliates) with respect to the conduct by Seller (or any of its Affiliates) of its business with respect to the Assets as presently conducted.

“Permitted Encumbrances” shall mean:

(a) the terms and conditions of all Leases and all lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such burdens does not (i) operate to reduce the Net Revenue Interest of Seller (or, if applicable, an Affiliate of Seller) in any Well set forth on Exhibit A-1 or any Well Location set forth on Exhibit A-2, as applicable, to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Well or Exhibit A-2 for such Well Location, as applicable, or (ii) obligate Seller (or, if applicable, an Affiliate of Seller) to bear a Working Interest with respect to any Well set forth on Exhibit A-1 or any Well Location set forth on Exhibit A-2, as applicable, in any amount greater than the Working Interest set forth in Exhibit A-1 for such Well or Exhibit A-2 for such Well Location, as applicable (unless the Net Revenue Interest for such Well or Well Location, as applicable, is greater than the Net Revenue Interest set forth in Exhibit A-1 for such Well or Exhibit A-2 for such Well Location, as applicable, in the same (or greater) proportion as any increase in such Working Interest);

(b) the terms and conditions of the Applicable Contracts and the Permits included in the Assets, if the net cumulative effect of such terms and conditions (other than the terms and conditions of any Applicable Contracts notated with an asterisk (*) on Schedule 7.8 (which are Contracts for which any fees paid thereunder may be made in kind) does not (i) operate to reduce the Net Revenue Interest of Seller (or, if applicable, an Affiliate of Seller) in any Well set forth on Exhibit A-1 or any Well Location set forth on Exhibit A-2, as applicable, to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Well or Exhibit A-2 for such Well Location, as applicable, or (ii) obligate Seller (or, if applicable, an Affiliate of Seller) to bear a Working Interest with respect to any Well set forth on Exhibit A-1 or any Well Location set forth on Exhibit A-2, as applicable, in any amount greater than the Working Interest set forth in Exhibit A-1 for such Well or Exhibit A-2 for such Well Location, as applicable (unless the Net Revenue Interest for such Well or Well Location, as applicable, is greater than the Net Revenue Interest set forth in Exhibit A-1 for such Well or Exhibit A-2 for such Well Location, as applicable, in the same (or greater) proportion as any increase in such Working Interest);

(c) all preferential rights to purchase set forth on Schedule 7.10, all Customary Post-Closing Consents, all consents required under the Applicable Contracts set forth on Schedule 7.8 and all required consents to assignment set forth on Schedule 7.4;

(d) all liens for Certain Direct Asset Taxes or assessments not yet due or delinquent;

(e) all Customary Post-Closing Consents;

(f) all conventional rights of reassignment;

(g) all Title Defects waived by Buyer;

(h) all Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner, (ii) by the terms of any Permit or by any provision of Law, to terminate such Permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any Permit;

(i) all rights of a common owner of any interest in Rights-of-Way held by Seller (or any Affiliate of Seller, as applicable) and such common owner as tenants in common or through common ownership;

(j) all conditions, covenants, restrictions, Rights-of-Way, surface leases and other rights in the Assets for the purpose of operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes, or for the joint or common use of Rights-of-Way, facilities and equipment, which (in the aggregate) do not materially impair the operation or use of the Assets as currently operated and used;

(k) all vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or delinquent;

(l) all liens created under the Leases, the Applicable Contracts and the Permits included in the Assets and all liens created by operation of Law, in each case, in respect of obligations that are not yet due or delinquent;

(m) all Encumbrances affecting the Assets that are discharged by Seller (or any of its Affiliates) at or prior to the Closing without cost to Buyer;

(n) all matters referenced in Exhibit A, A-1 or A-2;

(o) all zoning and planning ordinances and municipal regulations;

(p) all Encumbrances created under deeds of trust, mortgages and similar instruments by (i) the lessor under a lease on which a Well has been drilled or that is included in a Well Location, in either case, covering the lessor’s surface and mineral interests in the land covered thereby that would customarily be accepted in taking or purchasing of such Wells and/or Well Locations, as applicable, and for which the lessee would not customarily seek a subordination of such Encumbrance to the oil and gas leasehold estate prior to conducting drilling activities thereon and (ii) the grantor under a Right-of-Way that would customarily be accepted in taking or purchasing such Right-of-Way; and

(q) all other Encumbrances, Contracts, instruments, obligations, defects and irregularities affecting the Assets that, individually or in the aggregate, do not (i) materially interfere with the operation or use of any of the Assets (as currently operated and/or used, as applicable), (ii) reduce the Net Revenue Interest of Seller (or, if applicable, one of its Affiliates) in any Well or Well Location, as applicable, to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Well or Exhibit A-2 for such Well Location, as applicable, or (iii) obligate Seller (or, if applicable, one of its Affiliates) to bear a Working Interest in any Well or Well Location, as applicable, in any amount greater than the Working Interest set forth in Exhibit A-1 for such Well or in Exhibit A-2 for such Well Location, as applicable (unless the Net Revenue Interest for such Well or Well Location, as applicable, is greater than the Net Revenue Interest set forth in Exhibit A-1 for such Well or Exhibit A-2 for such Well Location, as applicable, in the same (or greater) proportion as any increase in such Working Interest).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in the definition of “Assets.”

“Pipeline Imbalance” shall mean any net difference between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller (or, if applicable, an Affiliate of Seller) under any Contract relating to the purchase and sale, gathering, transportation, storage, processing or treating of such Hydrocarbons and the actual quantity of Hydrocarbons attributable to the Assets delivered by Seller (or, if applicable, an Affiliate of Seller) pursuant to the relevant Contract.

“Post-Closing Environmental Defect” shall have the meaning set forth in Section 13.2(a).

“Pre-Closing Pref-Right Asset” shall have the meaning set forth in Section 5.4(b)(i).

“Preferential Purchase Right” shall have the meaning set forth in Section 5.4(a).

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.4.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in the definition of “Assets”.

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Effective Time (using an annual discount rate of eight percent (8%)) of the cost (net to the interest, as of the Closing, of Seller or, if applicable, its Affiliate, in the Environmental Defect Property affected by such Environmental Condition) of the most cost effective Remediation of such Environmental Condition.

“Required Financial Statements” shall have the meaning set forth in Section 9.2.

“Rights-of-Way” shall mean all servitudes, easements, fee surface rights, surface leases and rights-of-way.

“Seller” shall have the meaning set forth in the introductory paragraph.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Seller’s Knowledge” shall mean the actual knowledge (after reasonable due inquiry) of the following Persons: Richard Lane, Ed Donahue, Ed Bailey, Jerry Sheets and Jay Sammons.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Tax” or “Taxes” shall mean all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem or property, excise, severance or production, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Tax Return(s)” shall mean any report, return, election, document, estimated tax filing, declaration or other filing provided to any Taxing Authority, including any amendments thereto.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

“Termination Date” shall have the meaning set forth in Section 14.1(d).

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).

“Title Arbitrator” shall have the meaning set forth in Section 5.2(j).

“Title Benefit(s)” shall mean any right, circumstance or condition that operates to (a) increase the Net Revenue Interest of Seller (or, if applicable, an Affiliate of Seller) in any Well set forth on Exhibit A-1 or any Well Location set forth on Exhibit A-2, as applicable, above that shown for such Well in Exhibit A-1 or for such Well Location in Exhibit A-2, as applicable, to the extent the same does not cause a greater than proportionate increase in Seller’s (or, if applicable, an Affiliate of Seller’s) Working Interest therein above that shown in Exhibit A-1 or A-2, as applicable, or (b) decrease the Working Interest of Seller (or, if applicable, an Affiliate of Seller) in any Well set forth on Exhibit A-1 or any Well Location set forth on Exhibit A-2, as applicable, below that shown for such Well in Exhibit A-1 or such Well Location in Exhibit A-2, as applicable, to the extent the same causes a decrease in Seller’s (or, if applicable, an Affiliate of Seller’s) Working Interest that is proportionately greater than the decrease in Seller’s (or, if applicable, an Affiliate of Seller’s) Net Revenue Interest therein below that shown in Exhibit A-1 or A-2, as applicable.

“Title Benefit Amount” shall have the meaning set forth in Section 5.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 5.2(b).

“Title Claim Date” shall have the meaning set forth in Section 5.2(a).

“Title Defect(s)” shall mean any Encumbrance, defect or other matter that causes Seller (or an Affiliate of Seller) not to have Defensible Title as of the Effective Time, provided that the following shall not be considered Title Defects:

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another Person’s superior claim of title to the relevant Well or Well Location;

(b) defects arising out of lack of survey, unless a survey is expressly required by Law;

(c) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Well or Well Location;

(d) defects based on a gap in Seller’s (or, if applicable, one of Seller’s Affiliate’s) chain of title in the applicable county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain (which documents shall be included in any Title Defect Notice submitted with respect to such Title Defect);

(e) defects based upon the failure to record any state Leases or any assignments of interests in such Leases in any applicable county records;

(f) defects that have been cured by statutory Laws of limitations or prescription, including adverse possession;

(g) defects arising from any sale in connection with the foreclosure of a tax lien with respect to a lease upon which a Well has been drilled or that is included in a Well Location, unless Buyer provides affirmative evidence that such defects result in another Person’s superior claim of title to the relevant Well or Well Location, as applicable;

(h) defects arising from any prior oil and gas lease relating to the lands covered by a lease upon which a Well has been drilled or that is included in a Well Location not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s superior claim of title to such Well or Well Location, as applicable;

(i) defects that affect only which Person has the right to receive royalty payments that have been suspended or escrowed by Seller (or one of its Affiliates) (rather than the amount or the proper payment of such royalty payment); and

(j) defects based solely on the failure of Seller (or any of its Affiliates) to have any right, title or interest in and to any of (i) the oil and gas (A) in any of the lands covered by any of the Well Locations, (B) in any of the lands on which a Well identified in Attachment 3 to Schedule 2.3 has been drilled or (C) in any of the lands covered by the Unit on which a Well noted with an asterisk (*) on Exhibit A-1 has been drilled, insofar as such Well for which Seller has a Lease or other agreement from the owners or claimants of a majority interest in the proposed drilling unit for such Well sufficient to meet the ownership requirements under West Virginia compulsory pooling statute, West Virginia Code § 22-21-17(b)(7) and (ii) the coal in any of the lands on which a Well identified in Attachment 3 to Schedule 2.3 has been drilled.

“Title Defect Amount” shall have the meaning set forth in Section 5.2(g).

“Title Defect Notice(s)” shall have the meaning set forth in Section 5.2(a).

“Title Defect Property” shall have the meaning set forth in Section 5.2(a).

“Title Indemnity Agreement” shall have the meaning set forth in Section 5.2(d)(ii).

“Transfer Taxes” shall have the meaning set forth in Section 15.2(b).

“Transition Period” shall mean the Initial Transition Period plus the Additional Transition Period, if any.

“Treasury Regulation(s)” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” shall have the meaning set forth in the definition of “Assets.”

“Well Imbalance” shall mean any imbalance at the wellhead or applicable thereto between the amount of Hydrocarbons produced from, or allocable to, a Well set forth on Exhibit A-1, in each case, attributable to the interests of Seller (or, if applicable, an Affiliate of Seller) therein and the share of production from such Well to which Seller (or, if applicable, an Affiliate of Seller) is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Well Locations” shall have the meaning set forth in the definition of “Assets.”

“Wells” shall have the meaning set forth in the definition of “Assets.”

“Working Interest” shall mean, with respect to any Well set forth on Exhibit A-1 and any Well Location set forth on Exhibit A-2, as applicable, the interest in and to such Well or Well Location, as applicable, that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Well Location, as applicable, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Effective Time. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell (and to cause its Affiliates to sell), and Buyer agrees to purchase and pay for, the Assets.

2.2 Excluded Assets. Seller (and, to the extent applicable, its Affiliates) shall reserve and retain all of the Excluded Assets.

2.3 Revenues and Expenses. Subject to the provisions hereof (including the provisions of Section 3.3(a)(iv)), Seller shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses, in each case, attributable to the period of time prior to the Effective Time. Subject to the provisions hereof (including the provisions of Section 3.3(a)(iv)), and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds), and shall be responsible for all Operating Expenses, in each case, from and after the Effective Time. Subject to the provisions hereof (including the provisions of Section 3.3(a)(iv)), all Operating Expenses that are: (a) incurred with respect to operations conducted or production occurring prior to the

Effective Time shall be paid by or allocated to Seller, as applicable and (b) incurred with respect to operations conducted or production occurring from and after the Effective Time shall be paid by or allocated to Buyer, as applicable. “Operating Expenses” means all operating expenses (including costs of insurance and Certain Direct Asset Taxes, but excluding any other Taxes) and capital expenditures, in each case, attributable to Seller’s (or its Affiliate’s, as applicable) interest therein, incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, including overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding Liabilities attributable to (i) personal injury or death, property damage, violation of any Law or breach of Contract, (ii) obligations to plug wells and dismantle or decommission facilities, (iii) environmental matters or Environmental Conditions, including obligations to remediate any contamination of water or personal property under applicable Environmental Laws, obligations to cure any Environmental Defect pursuant to this Agreement, (iv) the costs set forth on Schedule 2.3, (v) obligations to cure any Title Defects pursuant to this Agreement, (vi) obligations with respect to Imbalances or (vii) obligations to pay Working Interests, royalties, overriding royalties or other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense. From and after the Closing, each Party shall, at its sole cost and expense, be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The aggregate purchase price for (a) the Assets and (b) the License shall be Eighty Two Million, Three Hundred and Forty Thousand, Ninety-Nine Dollars ($82,340,099) (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Seller at the Closing by wire transfer in same day funds to a bank account of Seller (the details of which shall be provided by Seller to Buyer by notice given at least three (3) Business Days prior to the Closing Date).

3.2 Deposit.

(a) Concurrently with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds with Seller an amount equal to one million dollars ($1,000,000) (the “Deposit”). At Closing, if no Preferential Purchase Rights set forth on Schedule 7.10 have been exercised, or, if any such Preferential Purchase Rights have been exercised, if the transactions contemplated thereby have been consummated, then one hundred percent (100%) of the amount of the Deposit shall be applied toward the Purchase Price at the Closing (without any interest earned thereon). At Closing, if a Preferential Purchase Right set forth on Schedule 7.10 has been exercised and the transactions contemplated thereby have not been consummated, then fifty percent (50%) of the amount of the Deposit shall be applied toward the Purchase Price at Closing (without any interest earned thereon) and the remaining fifty percent (50%) of the amount of the Deposit shall be retained by Seller as security for the performance by Buyer of its obligations set forth in Section 5.4(b)(ii).

(b) If (i) all conditions precedent to the obligations of Buyer set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing) have been met or waived by Buyer and (ii) Seller is entitled to terminate this Agreement pursuant to Section 14.1(e), then, in such event, Seller shall have the option to: (1) terminate this Agreement and retain the Deposit as liquidated damages or (2) seek specific performance with respect to the performance by Buyer of its obligations hereunder and pursue all other remedies available to Seller at law or in equity.

(c) If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur for any reason other than the exercise by Seller of its rights under Section 3.2(b) or 14.1(e), then Buyer shall be entitled to the return of the Deposit, without interest, free of any claims by Seller with respect thereto.

(d) If Buyer fails to purchase the Pre-Closing Pref-Right Assets(s) as required by Section 5.4(b)(ii), then the Parties agree that, in such event, Seller’s damages are uncertain and speculative and the amount of the Deposit is calculated by reference to Seller’s anticipated damages and not established as a penalty, and that Seller shall be entitled, as its sole and exclusive remedy with respect to such failure to perform by Buyer, to retain the portion of the Deposit not applied to the Purchase Price pursuant to Section 3.2(a) at Closing, together with all interest earned thereon, as liquidated damages.

3.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a) The Purchase Price shall be adjusted upward by the following amounts (without duplication of any amounts):

(i) an amount equal to all Operating Expenses paid by Seller or any of its Affiliates that are attributable to the Assets from and after the Effective Time (whether paid before or after the Effective Time), including rentals and other lease maintenance payments to the extent such payments are not reimbursed to Seller or any of its Affiliates;

(ii) the aggregate amount of all Title Benefit Amounts for which Seller is entitled to an upward adjustment to the Purchase Price pursuant to the terms of this Agreement;

(iii) the amount of all Certain Direct Asset Taxes prorated to Buyer in accordance with Section 15.2(c) but paid by Seller (or any of its Affiliates);

(iv) the aggregate amount of any and all Third Party costs, expenses and expenditures incurred with respect to the Well described on Schedule 3.3 paid by Seller (or any of its Affiliates) that are not included in the amount of Operating Expenses described in Section 3.3(a)(i);

(v) an amount equal to the sum of (A) the product of the amount (measured in Mcfs) owed to Seller (or an Affiliate of Seller) as of the Effective Time with respect to any Well Imbalance (other than any El Paso Imbalance) attributable to the Assets and incurred during any period of time prior to the Effective Time times four dollars and thirty-five cents ($4.35) per Mcf and (B) the product of the amount (measured in Mcfs) owed to Seller (or any Affiliate of Seller) as of the Effective Time with respect to any Pipeline Imbalance (other than any El Paso Imbalance) attributable to the Assets and incurred during any period of time prior to the Effective Time times four dollars and thirty-five cents ($4.35) per Mcf;

(vi) an amount equal to the product of the amount (measured in Mcfs) owed to Seller (or an Affiliate of Seller) as of the Effective Time with respect to any El Paso Imbalance incurred during any period of time prior to the Effective Time times three dollars and fifty cents ($3.50) per Mcf, provided that no adjustment to the Purchase Price shall be made pursuant to this Section 3.3(a)(vi) with respect to any such El Paso Imbalance unless, prior to the time such adjustment would be made pursuant to Section 3.4 or 3.5, as applicable, (A) Seller has delivered to Buyer a statement from El Paso Corporation (or one of its Affiliates or related entities) setting forth (in reasonable detail) the amount of each such El Paso Imbalance and (B) Buyer has received reasonable assurance from El Paso Corporation (or its Affiliate(s) or related entity(ies)) that it will be permitted to nominate excess production (in accordance with the applicable operating agreement and/or gas balancing agreement) to make-up each such El Paso Imbalance; and

(vii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer, in each case, as an upward adjustment to the Purchase Price.

(b) The Purchase Price shall be adjusted downward by the following amounts (without duplication of any amounts):

(i) an amount equal to all net proceeds received by Seller or its Affiliates and attributable to Seller’s (or any of its Affiliates’) ownership and/or operation of the Assets from and after the Effective Time, including from the sale of Hydrocarbons produced from the Assets or allocable thereto;

(ii) the aggregate amount of (A) all Title Defect Amounts attributable to Title Defects with respect to which Seller has elected the remedy described in Section 5.2(d)(i) and (B) all Allocated Values associated with the Title Defect Properties with respect to which Seller has elected the remedy described in Section 5.2(d)(iii);

(iii) the aggregate amount of (A) all Remediation Amounts attributable to Environmental Defects with respect to which Seller has elected the remedy described in Section 6.1(b)(i) and (B) all Allocated Values associated with the Environmental Defect Properties with respect to which Seller has elected the remedy described in Section 6.1(b)(iv);

(iv) the aggregate amount of all Allocated Values associated with all Pre-Closing Pref-Right Assets that are not assigned to Buyer at Closing;

(v) the amount of all Certain Direct Asset Taxes prorated to Seller in accordance with Section 15.2(c) but paid by Buyer;

(vi) an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held in suspense or escrow by Seller as of the Closing Date;

(vii) an amount equal to the sum of (A) the product of the amount (measured in Mcfs) owed by Seller (or an Affiliate of Seller) as of the Effective Time with respect to any Well Imbalance (other than any El Paso Imbalance) attributable to the Assets and incurred during any period of time prior to the Effective Time times four dollars and thirty-five cents ($4.35) per Mcf and (B) the product of the amount (measured in Mcfs) owed by Seller (or any Affiliate of Seller) as of the Effective Time with respect to any Pipeline Imbalance (other than any El Paso Imbalance) attributable to the Assets and incurred during any period of time prior to the Effective Time times four dollars and thirty-five cents ($4.35) per Mcf;

(viii) an amount equal to the product of the amount (measured in Mcfs) owed by Seller (or an Affiliate of Seller) as of the Effective Time with respect to any El Paso Imbalance incurred during any period of time prior to the Effective Time times three dollars and fifty cents ($3.50) per Mcf, provided that no adjustment to the Purchase Price shall be made pursuant to this Section 3.3(b)(viii) with respect to any such El Paso Imbalance unless, prior to the time such adjustment would be made pursuant to Section 3.4 or 3.5, as applicable, Seller has delivered to Buyer a statement from El Paso Corporation (or one of its Affiliates or related entities) setting forth (in reasonable detail) the amount of each such El Paso Imbalance;

(ix) subject to the limitations set forth in Section 9.12, all Hillman PDP Leasing Expenses incurred by Buyer during any period of time prior to the date the Final Settlement Statement is delivered pursuant to Section 3.5;

(x) if applicable, the amount set forth in Section 9.15(b); and

(xi) any other amount provided for elsewhere in this Agreement (including or otherwise agreed upon by Seller and Buyer, in each case, as a downward adjustment to the Purchase Price.

3.4 Preliminary Settlement Statement. Not less than seven (7) Business Days prior to the Closing, Seller shall submit to Buyer its good faith estimate of the numbers and calculations to be included in the Preliminary Settlement Statement. Not less than four (4) Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) setting forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, and including the designation of Seller’s account for the wire transfer of the amount described in Section 12.3(d) at Closing. Within two (2) Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to determine the Adjusted Purchase Price payable by Buyer to Seller at Closing pursuant to Section 12.3(d); provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to determine the Adjusted Purchase Price payable by Buyer to Seller at Closing pursuant to Section 12.3(d), shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.4.

3.5 Final Settlement Statement. On or before the date that is ninety (90) days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Buyer based on actual revenues and expenses during the period from and after the Effective Time and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (the “Final Purchase Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) days after receipt of the Final Settlement Statement, Seller shall return to Buyer a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any adjustment set forth in the Final Settlement Statement that Seller fails to include in a Dispute Notice within such thirty (30) day period shall be deemed to be agreed to and accepted by Seller. If the Final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Buyer and Seller, then the Final Settlement Statement and the Final Purchase Price set forth therein shall be final and binding on the Parties. Any difference in the Adjusted Purchase Price as paid at the Closing pursuant to the Preliminary Settlement Statement and the Final Purchase Price shall be paid by the owing Party within ten (10) days to the owed Party. All amounts paid pursuant to this Section 3.5 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the owed Party.

3.6 Disputes. If Seller and Buyer are unable to resolve any matter addressed in the Dispute Notice, each of Buyer and Seller shall, within fourteen (14) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to Grant Thornton, LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above and the applicable terms and provisions of this Agreement. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne equally by the Parties. In the event that Grant Thornton, LLP declines to serve as the Accounting Arbitrator and the Parties are unable to mutually agree upon its replacement within ten (10) days following the date upon which Grant Thornton, LLP provides notice that it will not serve as Accounting Arbitrator, then Grant Thornton, LLP shall determine the Accounting Arbitrator.

3.7 Allocation of Purchase Price; Allocated Values. The “Allocated Value” with respect to (a) any Well set forth on Exhibit A-1, equals the portion of the unadjusted Purchase Price allocated to such Well in Exhibit A-1 and (b) any Well Location set forth on Exhibit A-2, equals the portion of the unadjusted Purchase Price allocated to such Well Location in Exhibit A-2. Buyer and Seller agree that (i) the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items and (ii) except as otherwise required by Law, neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to Preferential Purchase Right holders or in other documents or notices relating to the transactions contemplated by this Agreement without the prior written consent of the other Party.

3.8 Allocation of Consideration for Tax Purposes. Seller and Buyer agree that the Purchase Price, as adjusted, the Assumed Obligations and other amounts treated for Tax purposes as consideration for a sale transaction (to the extent known at such time) (collectively, the “Allocable Amount”) shall be allocated among the Assets and the License for Tax purposes. The initial draft of such allocations shall be prepared by Seller in a manner consistent with the Allocated Values and shall be provided to Buyer no later than one hundred and twenty (120) days after the Closing. Seller and Buyer shall then cooperate to prepare a final schedule of the Allocable Amount among the Assets and the License, which shall also be materially consistent with the Allocated Values (as adjusted, the “Allocation Schedule”). The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. The allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060 of the Code), which Form will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Seller and Buyer agree not to take any position inconsistent with the allocations set forth in the Allocation Schedule unless required by Law or with the prior written consent of the other Party. The Parties further agree that the allocations set forth on the Allocation Schedule will represent reasonable estimates of the fair market values of the Assets described therein.

ARTICLE IV

ACCESS/DISCLAIMERS

4.1 Access.

(a) From and after the date hereof and up to and including the Closing Date (or, if earlier, the termination of this Agreement pursuant to the provisions of Section 14.1) but subject to the other provisions of this Section 4.1 and the obtaining of any required consents of Third Parties, including Third Party operators of the Assets (which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (collectively, “Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets, including all Records in Seller’s or any of its Affiliates’ possession for purposes of Buyer’s conducting its title and environmental due diligence with respect to the Leases (and the lands covered thereby or included in any Unit), the Wells and the Well Locations. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b) Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Leases (and the lands covered thereby or included in any Unit), the Wells and the Well Locations. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever such Persons are conducting due diligence on site and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, neither Buyer nor any Buyer Representative shall have access to, or shall be permitted to conduct, any environmental due diligence (including any Phase I environmental property assessments) with respect to any Leases (and the lands covered thereby or included in any Unit), Wells or Well Locations, in each case, where Seller does not have the authority to grant access for such due diligence.

(c) Before conducting any sampling, boring, drilling or other invasive investigation activities (“Invasive Activities”) on or with respect to any of the Leases (or the lands covered thereby or included in any Unit), Wells or Well Locations, Buyer shall (i) based on Buyer’s conduct of Phase 1 environmental property assessments with respect thereto, have a reasonable belief that such Lease (or any of the lands covered thereby or included in any Unit), Well, or Well Location is affected by an Environmental Condition, (ii) furnish Seller with a written description of (A) the basis for Buyer’s reasonable belief that such Lease is affected by an Environmental Condition and (B) the proposed scope of the Invasive Activities to be conducted, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities and (iii) obtain the prior written consent of Seller (which consent may be withheld by Seller in its sole and absolute discretion) to undertake such Invasive Activities; provided, however that if Seller does not give its written consent to undertake such Invasive Activities, then Buyer may, in its sole and absolute discretion, deem the Well and/or Well Location, if any, with respect to which Buyer so proposed to conduct such Invasive Activities as an Environmental Defect Property.

(d) Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller, its Affiliates (if applicable) and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by such Persons. Buyer shall abide by Seller’s, any of its Affiliates’, and any Third Party operator’s, as applicable, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets. Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any visit, field visit, environmental property assessment, any other due diligence activity and any activity (including any visits to Seller’s offices) described in Section 9.2, in each case, conducted by Buyer or any Buyer’s Representative (including any Invasive Activities) with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A SELLER INDEMNIFIED PARTY.

(e) Buyer agrees to promptly (and in any event no less than forty eight (48) hours after their receipt or creation), provide Seller with copies of all final reports and test results prepared by Buyer or any of Buyer’s Representatives which contain data collected or generated from Buyer’s due diligence with respect to the Assets. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(f) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to any of the Seller Indemnified Parties, (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to the approximate same or better condition than they were prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(g) During all periods that Buyer or any of Buyer’s Representatives are on the Assets or in the offices of Seller or any Affiliate of Seller, Buyer shall maintain, at its sole expense the policies of insurance described on Schedule 4.1(g).

4.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Assets, Buyer will become privy to confidential and other information of Seller (and its Affiliates) and that such confidential information shall be considered “Evaluation Material” (as such term is defined in the Confidentiality Agreement) and shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the terms and provisions of the Confidentiality Agreement, shall terminate (except as to (a) the Excluded Assets and (b) information related to assets other than the Assets).

4.3 Disclaimers.

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII OF THIS AGREEMENT AND, SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 5.5, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT AND BILL OF SALE, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER, A BUYER REPRESENTATIVE OR ANY OF ITS OR THEIR RESPECTIVE AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PERSON BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII, SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 5.5, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT AND BILL OF SALE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY,

QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER, ANY OF ITS AFFILIATES OR ANY THIRD PARTIES WITH RESPECT TO THE ASSETS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING, ANY BUYER’S REPRESENTATIVE) IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (ix) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN THE LICENSE, ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII AND, SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 5.5, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT AND BILL OF SALE, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS AND BUYER (FOR ITSELF AND ON BEHALF OF ITS AFFILIATES) WAIVES ALL RIGHTS OF A PURCHASER UNDER LAW TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(c) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND BUYER ACKNOWLEDGES AND AGREES THAT IT HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(d) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY LAW.

ARTICLE V

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS;

SPECIAL WARRANTY OF TITLE

5.1 General Disclaimer of Title Warranties and Representations. Without limiting (a) Buyer’s remedies set forth in this Article V for Title Defects, (b) Buyer’s remedies with respect to a breach by Seller of Section 9.1(b)(ii), (c) Buyer’s right to terminate this Agreement pursuant to Section 14.1(c) and (d) subject to the provisions of Section 5.5, Buyer’s remedies under the special warranty of title set forth in the Assignment and Bill of Sale, (i) Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s (or any of its Affiliates’) title to any of the Assets and (ii) Buyer acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be as set forth in this Article V.

5.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. Buyer may deliver, on or before 5:00 p.m. Houston time on the date that is fourteen (14) days after the date hereof (the “Title Claim Date”), claim notices to Seller meeting the requirements of this Section 5.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects that Buyer intends to assert as a Title Defect pursuant to this Section 5.2. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as expressly provided in Section 5.1), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect pursuant to a Title Defect Notice received by Seller on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Well set forth on Exhibit A-1 or Well Location set forth on Exhibit A-2, as applicable, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents regarding the existence of such Title Defect and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date. Prior to the Title Claim Date, Buyer shall also promptly furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets.

(b) Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit and the Well set forth on Exhibit A-1 or the Well Location set forth on Exhibit A-2, as applicable, affected by the Title Benefit, (ii) the amount by which Seller reasonably believes the value of such Well or Well Location, as applicable, is increased by the Title Benefit and the computations upon which Seller’s belief is based and (iii) supporting documents regarding the existence of such Title Benefit.

(c) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the date that the Preliminary Settlement Statement is delivered pursuant to Section 3.4 (the “Cure Period”) any Title Defects of which it has been advised by Buyer.

(d) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Sections 14.1(b) and 14.1(c), in the event that any Title Defect timely asserted by Buyer in accordance with Section 5.2(a) is not waived in writing by Buyer or fully cured on or before the expiration of the Cure Period, then, subject to the Individual Title Defect Threshold and the Aggregate Title and Environmental Deductible, Seller shall, at its sole option, elect to:

(i) reduce the Purchase Price by the Title Defect Amount determined pursuant to Sections 5.2(g), 5.2(i) and 5.2(j);

(ii) with the consent of Buyer, indemnify Buyer against all Liability resulting from such Title Defect with respect to the Assets pursuant to an indemnity agreement in form and substance mutually agreed by the Parties (the “Title Indemnity Agreement”); or

(iii) retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which case such Title Defect Property shall be an Excluded Asset and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property.

(e) Remedies for Title Benefits. With respect to each Well set forth on Exhibit A-1 and each Well Location set forth on Exhibit A-2 affected by a Title Benefit reported under Section 5.2(b), subject to the Individual Title Benefit Threshold and Aggregate Title Benefit Deductible the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the positive difference between the increased value of such Well or Well Location, as applicable, as determined pursuant to Section 5.2(h), and the Allocated Value for such Well or Well Location, as applicable.

(f) Exclusive Remedy. Except for Buyer’s (i) remedies (subject to the limitations set forth in Section 5.5) under the special warranty of title set forth in the Assignment and Bill of Sale and for a breach by Seller of Section 9.1(b)(ii) and (ii) right to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 5.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s (or any of its Affiliates’) failure to have Defensible Title or any other title matter with respect to any Asset.

(g) Title Defect Amount. The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii) if the Title Defect represents a discrepancy between (A) Seller’s (or, if applicable, an Affiliate of Seller’s) Net Revenue Interest for any Well set forth on Exhibit A-1 or any Well Location set forth on Exhibit A-2, and (B) Seller’s (or, if applicable, an Affiliate of Seller’s) Net Revenue Interest set forth in Exhibit A-1 for such Well or Exhibit A-2 for such Well Location, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the positive amount of such Net Revenue Interest difference and the denominator of which is the Net Revenue Interest set forth in Exhibit A-1 for such Well or Exhibit A-2 for such Well Location, as applicable;

(iv) if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that, except to the extent such Title Defect is not the subject of a Title Indemnity Agreement because Buyer has refused to accept Seller’s indemnity, if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(v) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; provided that to the extent the same singular event or circumstance giving rise to a Title Defect with respect to any one Well set forth on Exhibit A-1 or any one Well Location set forth on Exhibit A-2, as applicable, also gives rise to a Title Defect under one or more other Wells set forth on Exhibit A-1 or Well Locations set forth on Exhibit A-2, as applicable, then the Title Defect Amounts for each such Well or Well Location, as applicable, so affected, shall be aggregated for purposes of determining if the Individual Title Defect Threshold has been met with respect to such Title Defect;

(vi) notwithstanding anything to the contrary in this Article V or Article VI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Asset.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit represents a discrepancy between (A) Seller’s (or, if applicable, an Affiliate of Seller’s) Net Revenue Interest for any Well set forth on Exhibit A-1 or any Well Location set forth on Exhibit A-2, as applicable, and (B) Seller’s (or, if applicable, an Affiliate of Seller’s) Net Revenue Interest set forth in Exhibit A-1 for such Well or in Exhibit A-2 for such Well Location, as applicable, then the Title Benefit Amount shall be the product of the Allocated Value of the affected Well or Well Location, as applicable, multiplied by a fraction, the numerator of which is the positive amount of such Net Revenue Interest difference and the denominator of which is the Net Revenue Interest set forth in Exhibit A-1 for such Well or in Exhibit A-2 for such Well Location; and

(iii) if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Well or Well Location affected by such Title Benefit, the portion of such Well or Well Location affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Well or Well Location, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation. Additionally, the Parties acknowledge and agree that to the extent the same singular event or circumstance giving rise to a Title Benefit with respect to any one Well set forth on Exhibit A-1 or any one Well Location set forth on Exhibit A-2, as applicable, also gives rise to a Title Benefit under one or more other Wells set forth on Exhibit A-1 or

Well Locations set forth on Exhibit A-2, as applicable, then the Title Benefit Amounts for each such Well or Well Location, as applicable, so affected, shall be aggregated for purposes of determining if the Individual Title Benefit Threshold has been met with respect to such Title Benefit.

(i) Title Threshold and Title Deductible. Notwithstanding anything to the contrary herein:

(i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed ten thousand dollars ($10,000) (“Individual Title Defect Threshold”);

(ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the sum of the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate, excluding any Title Defects cured by Seller pursuant to Section 5.2(c) or with respect to which the Parties have entered into a Title Indemnity Agreement pursuant to Section 5.2(d)(ii), exceeds (B) the Aggregate Title and Environmental Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or the other remedies set forth herein only with respect to the amount of such Title Defects in excess of such Aggregate Title and Environmental Deductible;

(iii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Buyer for any individual Title Benefit for which the Title Benefit Amount does not exceed ten thousand dollars ($10,000) (“Individual Title Benefit Threshold”);

(iv) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Buyer for any Title Benefit that exceeds the Individual Title Benefit Threshold unless (A) the sum of all the Title Benefit Amounts of all such Title Benefits that exceed the Individual Title Benefit Threshold, in the aggregate exceeds (B) the Aggregate Title Benefit Deductible, after which point Seller shall be entitled to adjustments to the Purchase Price or other remedies set forth herein only with respect to the amount of such Title Benefits in excess of such Aggregate Title Benefit Deductible;

(v) the amount of any downward adjustment to the Purchase Price pursuant to this Article V with respect to any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold shall be reduced by the aggregate amount of all Title Benefits Amounts that exceed the Individual Title Benefit Threshold (regardless of whether the aggregate amount of all such Title Benefit Amounts exceeds the Aggregate Title and Environmental Defect Deductible); and

(vi) the amount of any upward adjustment to the Purchase Price pursuant to this Article V with respect to any Title Benefit for which the Title Benefit Amount exceeds the Individual Title Benefit Threshold shall be reduced by the aggregate amount of all Title Defect Amounts that exceed the Individual Title Defect Threshold (regardless of whether the aggregate amount of all such Title Defect Amounts exceed the Aggregate Title and Environmental Defect Deductible).

(j) Title Dispute Resolution. Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to the date that the Preliminary Settlement Statement is delivered pursuant to Section 3.4. If Seller and Buyer are unable to agree by such date, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 5.2(j). There shall be a single arbitrator, who shall be a title attorney with at least twenty (20) years experience in oil and gas titles involving properties in the regional area in which the Wells and Well Locations are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date (the “Title Arbitrator”). If the Parties are unable to mutually agree upon the Title Arbitrator within such time period, then each Party will nominate a candidate to be the Title Arbitrator, and such candidates so nominated by the Parties shall together determine the Title Arbitrator. The arbitration proceeding shall be held in Houston, Texas. The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 5.2(g) and 5.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amount and/or Title Benefit Amount submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not included in the Preliminary Settlement Statement or the Final Settlement Statement as an adjustment to the Purchase Price pursuant to Section 3.3, then within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) subject to Section 5.2(i), Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any Title Defects, Title Benefits, Title Defect Amounts or Title Benefit Amounts are not agreed upon by the Parties as of the date that the Preliminary Settlement Statement is delivered pursuant to Section 3.4, the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments to the Purchase Price or payments with respect thereto, if any, will be made pursuant to Section 3.5 or this Section 5.2.

5.3 Casualty Loss.

(a) Notwithstanding anything herein to the contrary from and after the Effective Time, if the Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons with respect to the Assets through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear.

(b) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is subject to fire or other casualty, and Buyer does not elect to terminate this Agreement pursuant to Section 14.1(c), if applicable, then Buyer shall be required to acquire the Assets pursuant to the terms of this Agreement (without any reduction to the Purchase Price with respect to the Assets destroyed by fire or such other casualty) and Seller, at the Closing, shall pay to Buyer all sums received by Seller (or its Affiliates) from Third Parties by reason of such casualty with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s (or, if applicable, its Affiliate’s) right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such casualty with respect to the Assets; provided, however, that Buyer shall reimburse Seller for the costs and expenses incurred by Seller and any of its Affiliates prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties.

5.4 Preferential Purchase Rights and Consents to Assign.

(a) Within two (2) Business Days of the date hereof, Seller shall send each holder of a preferential purchase right, right of first refusal or similar right (each, a “Preferential Purchase Right”) pertaining to an Asset and the transactions contemplated hereby and set forth in Schedule 7.10, a notice with respect to the transactions contemplated hereby, in material compliance with the contractual provisions applicable to such Preferential Purchase Right. In addition, within ten (10) Business Days of the date hereof, Seller shall send to each holder of a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby set forth in Schedule 7.4 a notice seeking such Person’s consent to the transactions contemplated hereby. Prior to sending the notices described in (i) the first sentence of this Section 5.4(a), Seller shall provide Buyer with a copy of each such notice and (ii) the second sentence of this Section 5.4(a), Seller shall provide Buyer with a copy of the form of each such notice.

(b) (i) If, as of the date that the Preliminary Settlement Statement is delivered pursuant to Section 3.4 any holder of a Preferential Purchase Right has notified Seller that it intends to consummate the purchase of the Asset(s) to which its Preferential Purchase Right applies, then (A) the affected Asset(s) (and all associated Assets, including, with respect to the Preferential Purchase Right listed as Number 2 on Schedule 7.10, the offices in Beckley and Pineville, West Virginia described on Exhibit A-4, the operations yard in Pineville, West Virginia, and all personal property (including any property specifically described on Exhibit A-3, except for all personal property and vehicles used or maintained by any Continued Employee) located therein), shall be excluded from the Assets to be acquired by Buyer at Closing, to the extent of the interest affected by the Preferential Purchase Right (any such Asset, a “Pre-Closing Pref-Right Asset”), and (B) the Purchase Price shall be reduced at Closing by the Allocated Value (if any) of such Pre-Closing Pref-Right Asset(s).

(ii) If (A) the holder of the Preferential Purchase Right listed as Number 1 and Number 3 on Schedule 7.10 has exercised (prior to the date that the Preliminary Settlement Statement is delivered pursuant to Section 3.4) such Preferential Purchase Right in accordance with the provisions creating such Preferential Purchase Right and has failed to consummate the purchase of the Pre-Closing Pref-Right Asset(s) covered by such Preferential Purchase Right on or before the date that is twenty (20) days after the Termination Date and/or (B) the holder of the Preferential Purchase Right listed as Number 2 on Schedule 7.10 has exercised (prior to the date that the Preliminary Settlement Statement is delivered pursuant to Section 3.4) such Preferential Purchase Right in accordance with the provisions creating such Preferential Purchase Right and has failed to consummate the purchase of the Pre-Closing Pref-Right Asset(s) covered by such Preferential Purchase Right on or before the date that is one hundred (100) days after the date hereof and the holder of such Preferential Purchase Right no longer asserts any claim to such Pre-Closing Pref-Right Asset(s), then, in each case, Seller shall so notify Buyer and, within thirty (30) days after Buyer receives such notification, Buyer shall purchase the Pre-Closing Pref-Right Asset(s) related to such Preferential Purchase Right and pay to Seller the amount by which the Purchase Price was previously reduced (if applicable) with respect thereto, in cash, and Seller shall assign to Buyer such Pre-Closing Pref-Right Asset(s) pursuant to an assignment in form substantially similar to the Assignment and Bill of Sale. Any Pre-Closing Pref-Right Asset that Buyer is not required to (and does not) acquire pursuant to the terms of this Section 5.4(b)(ii) shall be deemed (for all purposes of this Agreement) to be an “Excluded Asset”.

(c) All Assets for which any Preferential Purchase Right has been waived or as to which the period to exercise such right has expired prior to the date that the Preliminary Settlement Statement is delivered pursuant to Section 3.4 shall (in each case) be sold to Buyer at the Closing pursuant to the provisions of this Agreement.

(d) If as of the date that the Preliminary Settlement Statement is delivered pursuant to Section 3.4, (i) Seller has not obtained a consent set forth in Schedule 7.4 and the failure to obtain such consent would (A) cause the assignment of the Assets affected thereby to Buyer to be void, (B) cause the termination of a Lease, Permit or Applicable Contract under the express terms thereof or (C) give the lessor under a Lease the right to terminate such Lease or (ii) a consent requested by Seller has been denied in writing, then, in each case, that portion of the Asset to which such consent is applicable shall be excluded from the Assets to be acquired by Buyer and the Purchase Price shall be reduced by the Allocated Value (if any) of that portion of such Assets. In the event that, on or before the date that is one hundred and twenty (120) days after the Closing Date a consent (with respect to an Asset excluded from the Closing pursuant to this Section 5.4(d)) that was not obtained prior to the Closing is obtained, then, within thirty (30) days after such consent is obtained, Buyer shall purchase such portion of such Asset that was so excluded and pay to Seller the amount by which the Purchase Price was reduced with respect to such portion of such Asset, and Seller shall assign to Buyer such portion of such Asset pursuant to an assignment in form substantially similar to the Assignment and Bill of Sale.

(e) If (i) Seller fails to obtain a required consent set forth in Schedule 7.4, prior to the Closing and the failure to obtain such consent would not (A) cause the assignment of the Asset affected thereby to Buyer to be void, (B) cause the termination of a Lease, Permit or Applicable Contract under the express terms thereof or (C) give the lessor under a Lease the right to terminate such Lease and (ii) such consent has not been denied in writing, then the portion of the Assets subject to such consent shall be acquired by Buyer at the Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, its failure to obtain such consent.

(f) Buyer acknowledges that it is Seller’s position that CD Exploration, LLC is selling all or substantially all of its assets in the transactions contemplated by this Agreement, which would constitute an exception to the Preferential Purchase Rights set forth in Numbers 1 and 3 on Schedule 7.10. Notwithstanding Seller’s position, Buyer desires that Seller or its Affiliates provide Preferential Purchase Right notices offering to sell the relevant assets to the Preferential Purchase Right counterparties. Buyer, on its own behalf and on behalf of the other Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and the other Seller Indemnified Parties from any and against all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in law or in equity, known or unknown, which Buyer or any of the other Buyer Indemnified Parties might now or subsequently may have as a result of the Preferential Purchase Right counterparties being offered the relevant assets despite such exception.

(g) Notwithstanding anything to the contrary set forth herein, in addition to the conditions to the obligations of Buyer and Seller to consummate the transactions set forth in Articles 10 and 11, respectively, if one (but not both) of the Preferential Purchase Rights set forth as Numbers 1 and 3 on Schedule 7.10 have been exercised by the holders thereof, then (i) Buyer shall not be obligated to purchase any of the Assets covered by the un-exercised Preferential Purchase Right and such Assets shall be deemed (for all purposes of this Agreement) to be “Excluded Assets” and (ii) Seller shall not be obligated to sell any of the Assets covered by the Preferential Purchase Rights set forth as Numbers 1 and 3 on Schedule 7.10.

5.5 Special Warranty. Neither Buyer (nor any of its Affiliates) shall be permitted to assert any claim (and neither Seller nor any of its Affiliates shall have any liability with respect to any claim asserted) under the special warranty of title set forth in the Assignment and Bill of Sale (a) with respect to each Well set forth on Exhibit A-1 and each Well Location set forth on Exhibit A-2, for an amount in excess of the Allocated Value of such Well or Well Location, as applicable, (b) with respect to any matter that Buyer, any of its Affiliates or any of Buyer’s Representatives had knowledge prior to the Title Claim Date or (c) with respect to any matter that Buyer previously asserted a claim with respect to under this Article V or otherwise pursuant to this Agreement.

ARTICLE VI

ENVIRONMENTAL MATTERS

6.1 Notice of Environmental Defects.

(a) Environmental Defect Notices. If Buyer discovers any Environmental Condition which, in its reasonable opinion, it believes constitutes an Environmental Defect and that Buyer intends to assert as an Environmental Defect pursuant to an Environmental Defect Notice delivered pursuant hereto, Buyer shall notify Seller of such discovery on or before 5:00 p.m. Houston time on the date that is fourteen (14) days after the date hereof (the “Environmental Claim Date”). To be effective, each notice of an Environmental Defect, including any Environmental Defect with respect to any Well or Well Location that Buyer deems an Environmental Defect Property pursuant to the terms and conditions of Section 4.1(c) (each, an “Environmental Defect Notice”) shall be in writing and shall include (i) a description of the Environmental Condition constituting the alleged Environmental Defect(s), including the GPS coordinates of such Environmental Condition (when available), (ii) the Wells set forth on Exhibit A-1 and/or the Well Locations set forth on Exhibit A-2, as applicable, affected by the asserted Environmental Defect (each, an “Environmental Defect Property”), (iii) documentation, including any physical measurements, lab analyses or photographs, sufficient for Seller to verify the existence of the asserted Environmental Defect(s), (iv) the Allocated Value of each Environmental Defect Property, (v) the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such Environmental Defect and the computations and information upon which Buyer’s belief is based and (vi) the specific Environmental Law (and date promulgated) that has been violated by the asserted Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect (A) which Buyer has knowledge of but fails to assert as an Environmental Defect pursuant to an Environmental Defect Notice received by Seller on or before the Environmental Claim Date, (B) which Buyer asserts as an Environmental Defect pursuant to an Environmental Defect Notice received by Seller on or before the Environmental Claim Date or (C) that is described on Schedule 6.1(a). Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the date that the Preliminary Settlement Statement is delivered pursuant to Section 3.4.

(b) Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Sections 14.1(b) and 14.1(c), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 6.1(a) is not waived in writing by Buyer or fully cured on or before the date that the Preliminary Settlement Statement is delivered pursuant to Section 3.4, then, subject to the Individual Environmental Defect Threshold and the Aggregate Title and Environmental Deductible, Seller shall, at its sole option, elect to:

(i) reduce the Purchase Price by the Remediation Amount;

(ii) assume responsibility for the Remediation of such Environmental Defect and agree to indemnify Buyer (on terms mutually agreed by the Parties) for any Liabilities incurred by Buyer prior to the Remediation of such Environmental Defect;

(iii) with the consent of Buyer, indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Environmental Defect Property pursuant to an indemnity agreement in form and substance mutually agreed by the Parties (the “Environmental Indemnity Agreement”); or

(iv) retain the entirety of the Environmental Defect Property that is subject to such Environmental Defect, together with all associated Assets, in which case such Environmental Defect Property shall be an Excluded Asset and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property.

If Seller elects the option set forth in Section 6.1(b)(i), then Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and all of all Liabilities with respect thereto. If Seller elects the option set forth in Section 6.1(b)(ii), then Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake and Buyer, effective as of the Closing, grants to Seller and its representatives, access to the Environmental Defect Property (and all associated Assets) to conduct such Remediation. Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (A) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing Laws or (B) upon receipt of a certificate from a licensed professional engineer reasonably acceptable to Buyer that the Remediation has been implemented to the extent necessary to comply with existing Laws.

(c) Exclusive Remedy. Except for Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 6.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect (i) which Buyer has knowledge of but fails to assert as an Environmental Defect pursuant to an Environmental Defect Notice received by Seller on or before the Environmental Claim Date and (ii) which Buyer asserts as an Environmental Defect pursuant to an Environmental Defect Notice received by Seller on or before the Environmental Claim Date.

(d) Deductibles. Notwithstanding anything to the contrary,

(i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed ten thousand dollars ($10,000) (“Individual Environmental Defect Threshold”); and

(ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the sum of the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate, excluding any Environmental Defects cured by Seller prior to the date that the Preliminary Settlement Statement is delivered pursuant to Section 3.4, those with respect to which the Parties have entered into an Environmental Indemnity Agreement pursuant to Section 6.1(b)(iii) and those with respect to which Seller has assumed the responsibility for the Remediation of pursuant to Section 6.1(b)(ii), exceeds (B) the Aggregate Title and Environmental Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects in excess of such Aggregate Title and Environmental Deductible.

(e) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to the Closing. If Seller and Buyer are unable to agree by the Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 6.1(e). There shall be a single arbitrator, who shall be an environmental attorney with at least twenty (20) years experience in environmental matters involving oil and gas producing properties, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date (the “Environmental Arbitrator”). In the event the Parties are unable to mutually agree upon the Environmental Arbitrator within such time period, then each Party will nominate a candidate to be the Environmental Arbitrator, and such candidates so nominated by the Parties shall together determine the Environmental Arbitrator. The arbitration proceeding shall be held in Houston, Texas. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 6.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not included in the Preliminary Settlement Statement or Final Settlement Statement as an adjustment to the Purchase Price, then within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount, (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any Environmental Defects and Remediation Amounts are not agreed upon by the Parties as of the Closing, the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments to the Purchase Price or payments with respect thereto, if any, will be made pursuant to Section 3.5 or this Section 6.1.

6.2 NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. For the avoidance of doubt, no Environmental Condition limited to the remediation of NORM shall constitute the basis of an Environmental Defect.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the matters specifically listed or disclosed in the Schedules to this Agreement (as the same may be added to, supplemented or amended pursuant to Section 9.6), Seller represents and warrants to Buyer, as of the date hereof and as of the Closing, the following:

7.1 Organization, Existence and Qualification. Seller is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. Seller has all requisite power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign company in all jurisdictions in which it carries on business or owns assets (to the extent such qualification is required by Law), except where the failure to be so qualified would not result in a Material Adverse Effect.

7.2 Authority, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary company action on the part of Seller. This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.3 No Conflicts. Assuming the receipt of all consents and approvals from Third Parties in connection with the transactions contemplated hereby and the waiver of, or compliance with, all Preferential Purchase Rights applicable to the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Seller, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which Seller is a party or by which Seller or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

7.4 Consents. Except (a) as set forth in Schedule 7.4, (b) for Customary Post-Closing Consents, (c) as may be required under the Applicable Contracts and (d) for Preferential Purchase Rights, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller.

7.5 Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate of Seller.

7.6 Foreign Person. Seller is not a disregarded entity as defined in Treasury Regulation §1.445-2(b)(2)(iii). Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

7.7 Litigation. Except as set forth in Schedule 7.7, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Seller’s Knowledge, threatened, against Seller or any of its Affiliates (with respect to the Assets) that would result in liabilities or obligations in excess of fifty thousand dollars ($50,000).

7.8 Material Contracts.

(a) To Seller’s Knowledge, Schedule 7.8 sets forth all Applicable Contracts (the definition of which, when used in this Section 7.8, shall exclude the reference to “all Contracts set forth on Schedule 7.8” therein) to which Seller (or any Affiliate of Seller) is a party of the type described below (collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments of (A) more than one hundred thousand dollars ($100,000) during any calendar year commencing on or after 2012 or (B) more than fifty thousand dollars ($50,000) during the time period from July 1, 2011 through December 31, 2011, in each case, based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues;

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues of (A) more than one hundred thousand dollars ($100,000) during any calendar year commencing on or after 2012 or (B) more than fifty thousand dollars ($50,000) during the time period from July 1, 2011 through December 31, 2011, in each case, based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues;

(iii) any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, processing or similar Contract under which any of the Assets are dedicated or that is not terminable without penalty upon ninety (90) days or less notice;

(iv) any Applicable Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller (or any of its Affiliates) conducts business with respect to the Assets, including any area of mutual interest Contracts with respect to the Assets;

(v) any (A) executory Applicable Contract that constitutes a pending purchase and sale agreement, farmout or farm-in agreement or other Contract providing for the purchase, sale or earning of any material asset included in or related to the Assets and (B) any executory Applicable Contract that constitutes an exploration agreement, development agreement, drilling agreement, participation agreement, joint operating agreement, unit agreement or other similar Contract;

(vi) any Applicable Contracts containing “tag along” or similar rights allowing a third party to participate in future sales of any of the Assets;

(vii) any Contract that contains a call on production from the Assets; and

(viii) any Contract involving any take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected in Exhibit A, A-1 or A-2), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment thereof at or after the time of delivery.

(b) Except as set forth in Schedule 7.8, all Material Contracts are in full force and effect, except for any failures to be in full force and effect that are caused by the actions or omissions of Third Parties that are party to such Material Contract and except for such matters that (in the aggregate) would have an immaterial effect, there exists no default under any Material Contract by Seller (or any Affiliate of Seller) or, to Seller’s Knowledge, by any other Person that is a party to such Contract.

7.9 No Violation of Laws. To Seller’s Knowledge, except as set forth in Schedule 7.9 and except where such violations would not have a Material Adverse Effect, neither Seller nor any of its Affiliates is in violation of any Laws with respect to the ownership or operation of the Assets.

7.10 Preferential Rights. Except as set forth in Schedule 7.10, to Seller’s Knowledge, there are no Preferential Purchase Rights that are applicable to the transfer of the Assets by Seller to Buyer pursuant to the terms of this Agreement.

7.11 Royalties. Except for such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.3(b)(vi), except as set forth on Schedule 7.11 and except for any royalties, overriding royalties and other burdens on production with respect to the Assets paid by Seller

(or any of its Affiliates) pursuant to royalty sharing arrangements with the lessors of the oil and gas rights and the lessors of the coalbed methane rights, Seller and its Affiliates have properly and timely paid (in material compliance with the provisions giving rise to such obligation) all royalties, overriding royalties and other burdens on production due by Seller (or any of its Affiliates) with respect to the Assets, or if not paid, have properly suspended or escrowed such royalties and other burdens.

7.12 Imbalances. To Seller’s Knowledge, except as set forth on Schedule 7.12 and except for the El Paso Imbalances, there are no Imbalances associated with the Assets as of the Effective Time.

7.13 Current Commitments. Schedule 7.13 sets forth all authorities for expenditures (“AFEs”), other than any AFE with respect to any Assets for which neither Seller (nor any of its Affiliates) is the designated operator and that has not been received by Seller (or an Affiliate of Seller), relating to the Assets to drill or rework Wells or for other operations pursuant to any of the Material Contracts for which all (or some) of the activities anticipated in such AFEs or commitments had not been completed as of the Effective Time, which will not be completed prior to Closing or that otherwise will be binding on Buyer from and after the Closing.

7.14 Certain Direct Asset Taxes. Except as disclosed in Schedule 7.14:

(a) all material Certain Direct Asset Taxes that have become due and payable have been paid;

(b) all material Tax Returns with respect to Certain Direct Asset Taxes that are required to be filed have been filed; and

(c) there are no Encumbrances on the Assets for Certain Direct Asset Taxes other than Permitted Encumbrances.

7.15 Tax Partnerships. Except as set forth in Schedule 7.15, no transfer of any part of the Assets pursuant to this Agreement will be treated as a transfer of an interest in a partnership for United States federal income tax purposes, and, to the extent that a transfer of any part of the Assets pursuant to this Agreement is treated for United States federal income tax purposes as a transfer of an interest in a partnership, except as set forth in Schedule 7.15, such partnership has or shall have in effect for the taxable year that includes the Closing Date an election under Section 754 of the Code.

7.16 Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

7.17 Suspense Funds. Schedule 7.17 lists (a) all funds held in suspense or escrow by Seller as of the date hereof that are attributable to the Assets, (b) a description of the source of such funds and the reason they are being held in suspense or escrow, (c) whether such funds are held in suspense or held in escrow and (d) if known, the name or names of the Persons claiming such funds or to whom such funds are owed. The funds listed on Schedule 7.17 have been properly and timely suspended by Seller (or its Affiliates) in material compliance with the terms of the Applicable Contracts applicable thereto and Laws.

7.18 Surface Access. Except as set forth on Schedule 7.18, to Seller’s Knowledge:

(a) except for those included in the Assets and except for those held by Third Party operators of the Assets, there are no Rights-of-Ways currently in effect that materially interfere with Seller’s ownership or operation of the Assets as of the date hereof; and

(b) Seller (or one of its Affiliates) possess all material Rights-of-Ways necessary for its operation (as of the date hereof) of the Assets for which it is the designated operator.

7.19 Intellectual Property. Except for the Vitruvian Intellectual Property (as such term is defined in the License) and any of the following that comprises, or is used (or included) in, any accounting software or program or off-the-shelf software program, to Seller’s Knowledge, there are no trademarks, trade names, patents, service marks, brand names, computer programs, databases, copyrights or other intellectual property owned by Seller that are materially necessary for the ownership or operation of any Asset by Seller as of the date hereof. To Seller’s Knowledge, the use of the Vitruvian Intellectual Property by Buyer as contemplated in the License will not infringe on or violate the patents of any Third Party.

ARTICLE VIII

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing, the following:

8.1 Organization, Existence and Qualification. Buyer is a corporation duly formed and validly existing under the Laws of the State of Delaware and Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets (to the extent such qualification is required by Law), except where the failure to be so qualified would not, individually or in the aggregate, have (or be reasonably expected to have) a Material Adverse Effect.

8.2 Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement is the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would, individually or in the aggregate, not have (or be reasonably expected to have) a Material Adverse Effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

8.4 Consents. There are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that Buyer is required to obtain in connection with the transfer of the Assets from Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Buyer.

8.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliates of Buyer.

8.6 Litigation. There is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Buyer’s knowledge, threatened in writing against Buyer, that would, individually or in the aggregate, have (or be reasonably expected to have) a Material Adverse Effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

8.7 Financing. Buyer shall have, as of the Closing, sufficient cash in immediately available funds and/or credit capacity under its credit facility with which to pay the Purchase Price and to consummate the transactions contemplated by this Agreement in connection with the Closing.

8.8 Regulatory. As of the date hereof, Buyer is, and hereafter shall continue to be, qualified to own oil, gas and mineral leases (including state and federal leases) in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner.

8.9 Independent Evaluation. Buyer is sophisticated in (a) the evaluation, purchase, ownership and operation of oil and gas properties and related facilities and (b) entering into derivative transactions and licensing arrangements. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Assets, the License and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement (and, with respect to the rights granted to Buyer pursuant to the License, the License) and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller (or any of its Affiliates) and (ii) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets and the License.

8.10 Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

8.11 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

ARTICLE IX

CERTAIN AGREEMENTS

9.1 Conduct of Business. From and after the date hereof until the earlier of the Closing and termination of this Agreement in accordance with Section 14.1, except as expressly contemplated by this Agreement or as consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall (and shall cause its Affiliates to):

(a) (i) maintain (or cause to be maintained), the books of account and records relating to the Assets in the usual, regular and ordinary manner and in accordance with its (or their, if applicable) usual accounting practices and (ii) maintain (or cause to be maintained) and, if Seller (or one of its Affiliates) is the operator thereof, operate, the Assets in the usual, regular and ordinary manner consistent with past practice;

(b) except for the operations covered by the AFEs set forth on Schedule 7.13 and any operations undertaken by (or on behalf of) Seller (or any of its Affiliates) with respect to the Well described on Schedule 3.3:

(i) not materially amend or waive any material right under or terminate (other than by failing to renew an existing term) any Material Contract;

(ii) not transfer, sell, mortgage, pledge, encumber or dispose of any portion of the Assets, the fair market value of which, in the aggregate, exceeds fifty thousand dollars ($50,000), except for (A) encumbrances of the foregoing type that would be Permitted Encumbrances, (B) dispositions of surplus or obsolete inventory or equipment where a reasonably prudent lessee or operator would do the same and dispositions that are done in the ordinary course of business, (C) the sale and/or disposal of Hydrocarbons in the ordinary course of business and (D) the plugging and abandonment of (or entry into an agreement for the plugging and abandonment of) one or more Wells described on Schedule 9.1(b)(ii)(D) at the request of a Third Party that owns the coal rights in the lands on which such Well has been drilled and from which Seller (or an Affiliate of Seller) will receive a payment in consideration thereof and the Purchase Price shall be adjusted with respect to the Allocated Value attributable thereto;

(iii) not grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Assets;

(iv) other than in the ordinary course of business, not enter into any Applicable Contract with respect to all or any portion of the Assets that, if such Applicable Contract had been entered into on or prior to the date of this Agreement, such Applicable Contract would have been required to be listed on Schedule 7.8;

(v) not propose any operation with respect to the Assets anticipated to cost the owner of the Assets twenty-five thousand dollars ($25,000) or more per operation (excepting emergency operations required under presently existing Applicable Contract obligations and operations necessary to avoid a material monetary penalty or forfeiture provision of any Applicable Contract or Law); and

(vi) not commit to do any of the foregoing.

(c) Buyer acknowledges that Seller owns undivided interests in certain of the assets and properties comprising the Assets, and Buyer agrees that the acts or omissions of Third Party working interest owners (including operators) shall not constitute a breach of the provisions of Section 9.1(b)(i), 9.1(b)(ii), 9.1(b)(iv), 9.1(b)(v) or, to the extent related to the foregoing provisions, 9.1(b)(vi), nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller (and its Affiliates, if applicable) have voted their interest in a manner consistent with the provisions of this Section 9.1.

9.2 Required Financial Statements. From and after the date hereof, until the earlier of the date that is seventy-five (75) days after the Closing Date and the date that this Agreement is terminated in accordance with the provisions of Section 14.1, Seller shall (and shall cause its Affiliates and its and their respective officers and employees to) cooperate reasonably with Buyer, its Affiliates and its and their respective employees, officers and representatives (including Buyer’s and its Affiliates’ independent auditor and independent reservoir engineers) in connection with Buyer’s (or its Affiliates’) preparation and audit of the statements of revenues and direct operating expenses, including notes to the statements of revenues and direct operating expenses, in each case, relating to the Assets and described in that certain letter (attached hereto as Schedule 9.2), dated September 28, 2010, to Tony Oviedo from the United States Securities and Exchange Commission (such statements, the “Required Financial Statements”), including executing reasonable representation letters required under generally accepted accounting or auditing principles to be delivered in connection with any such audit of such Required Financial Statements. Notwithstanding the foregoing provisions of this Section 9.2, in no event shall Seller’s obligations under this Section 9.2 require Seller to (or to cause any of its Affiliates or its or their respective officers and employees to) make any estimate of proved reserves attributable to the Assets as of the end of any fiscal year, or to prepare, or cause the preparation of, any report of any such estimate; provided, however that if any such estimate or report of any such estimate already exists, then Seller shall use its reasonable commercial efforts to cause such reports to be issued to (or otherwise made available to) Buyer. Buyer shall reimburse Seller for all out-of-pocket costs and expenses incurred by it or any of its Affiliates in complying with the provisions of this Section 9.2.

9.3 Governmental Bonds and Third Party Deposits. Buyer understands and acknowledges that none of the bonds, letters of credit, guarantees, deposits and other pre-payments posted by Seller or any of its Affiliates with any Governmental Authorities or any other Third Parties and relating to the Assets are transferable to Buyer. On or before the Closing Date, to the extent necessary for its ownership and/or operation of the Assets from and after the Closing Date, Buyer shall obtain replacements (and deliver to Seller evidence of such replacements) for the bonds, letters of credit, guarantees, deposits and other pre-payments described on Schedule 9.3.

9.4 Record Retention. Buyer, for a period of seven (7) years following the Closing, will (a) retain the Records, (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access (for review and copying at Seller’s expense) to the Records during normal business hours as may be necessary in connection with (i) any Tax reporting of Seller (or any Affiliate of Seller), (ii) any audit claim by Seller (or any Affiliate of Seller) under any Applicable Contract or (iii) the enforcement by Seller of any of its rights or remedies pursuant to this Agreement and/or the License and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access (for review and copying at Seller’s expense), during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 13.2.

9.5 No Solicitation of Employees. Except with respect to the Persons set forth on Schedule 9.8, from and after the date hereof until the date that is one (1) year after the Closing, neither Party shall, nor shall they cause their respective Affiliates to, directly or indirectly, solicit in any manner for employment or hire any employee of the other Party or any Affiliate of the other Party (without such other Party’s prior written consent) who comes into contact with such Party (or any of its Affiliates) as a result of the negotiation of this Agreement, the conduct of due diligence in connection with Agreement or the consummation of the transactions contemplated hereby; provided, however, that the foregoing restriction shall not apply to the hiring of any Person who (a) responds to any general solicitation that consists of advertising in the media, (b) contacts either Party (or any of its Affiliates) on his own initiative or (c) was in discussions with either Party for employment with such Party (or any of its Affiliates) prior to the execution of the Confidentiality Agreement.

9.6 Amendment of Schedules; Obligation to Update Exhibit A . At any time prior to Closing, Seller may correct or supplement any Schedule hereto by furnishing such corrected or supplemented Schedule to Buyer pursuant to Section 15.6 (and such corrected or supplemented information shall be deemed to amend this Agreement for all purposes under this Agreement); provided, however, that, any corrected or supplemented information set forth on such corrected or supplemented Schedule shall be disregarded in determining whether (a) any Title Benefit or Title Defect exists or (b) the condition set forth in Section 10.1 has been satisfied to the extent (and only to the extent) that such corrected or supplemented information would result in a Material Adverse Effect. Prior to Closing, if Seller (or any Affiliate of Seller) acquires any Lease described in clause (a)(ii) of the definition thereof, then Seller shall supplement Part A of Exhibit A to include such Lease by furnishing such supplemented Schedule to Buyer pursuant to Section 15.6 (and such supplemented information shall be deemed to amend this Agreement for all purposes under this Agreement).

9.7 Performance Bond.

(a) Prior to Closing Buyer shall obtain and at all times maintain for a period not to exceed the earlier to occur of the date that is (i) one (1) year following the plugging and abandonment of all Wells and pipelines operated by Seller (or one of its Affiliates) and included in the Assets and (ii) the date that is five (5) years from the Closing Date, a non-cancelable performance bond (the “Bond”), naming Seller as obligee and loss payee and securing Buyer’s payment of the proportionate share attributable to the Assets for the Performance with respect to the plugging and abandonment of all Wells and pipelines operated by Seller (or one of its Affiliates) and included in the Assets. “Performance” as used in this Section 9.7 shall mean compliance with and completion to the satisfaction of all applicable Governmental Authorities and in accordance with all Laws.

(b) The Bond shall be in form and substance acceptable to Seller and shall be in the initial amount of five hundred thousand dollars ($500,000) (as such amount may be reduced pursuant to the third sentence of this Section 9.7(b)). On each anniversary of the Closing Date, the amount of the Bond shall be re-determined to an amount equal to: (i) five hundred thousand dollars ($500,000) (as such amount may be reduced pursuant to the third sentence of this Section 9.7(b)) (or, if less, the amount of the Bond then in effect at the time the redetermination is made) times (ii) the quotient (expressed as a decimal) obtained by dividing (A) the number of Wells operated by Seller (or one of its Affiliates) and included in the Assets that have, since the Closing, not been plugged and abandoned in accordance with Law by (B) the number of Wells operated by Seller (or one of its Affiliates) and included in the Assets. If, prior to Closing, a Preferential Purchase Right set forth on Schedule 7.10 is exercised by the holder thereof (in accordance with the terms creating such Preferential Purchase Right), then the initial amount of the Bond required by this Section 9.7 shall be reduced by an amount equal to five hundred thousand dollars ($500,000) times the quotient (expressed as a decimal) obtained by dividing (1) the number of Wells operated by Seller (or one of its Affiliates) that were included in the Assets and with respect to which such Preferential Purchase Right was so exercised by (2) the total number of Wells operated by Seller (or one of its Affiliates) and included in the Assets immediately prior to such Preferential Purchase Right being so exercised. The Bond shall be placed with a surety company or companies acceptable to Seller that is (w) authorized and admitted to do business in the jurisdictions where the Assets are located, (x) approved by the United States Department of the Treasury, (y) listed in the Federal Register and (z) licensed by the States of West Virginia and Alabama (or other jurisdiction acceptable to Seller) to execute bonds as surety. All Bonds must be approved in writing by Seller prior to the Closing.

9.8 Certain Field Employees.

(a) No later than the date that the Preliminary Settlement Statement is delivered pursuant to Section 3.4, if the holder of the Preferential Purchase Right set forth as Number 2 on Schedule 7.10 has (i) elected to exercise its Preferential Purchase Right with respect to the Assets covered thereby, then Buyer shall make offers of employment to no fewer than two (2) of the Field Employee or (ii) waived such Preferential Purchase Right (or the time period for the exercise thereof has expired), then Buyer shall make offers of employment to no fewer than nine (9) of the Field Employees, and, in either case, such offer shall include terms and provisions that are consistent with the provisions of this Section 9.8; provided, however, that the base pay that Buyer extends to a Field Employee for employment with

Buyer and that Buyer provides to such Field Employee for the twelve (12) month period following the Closing Date shall not be less than the Field Employee’s base pay set forth on Schedule 9.8. Buyer’s offer of employment to the Field Employees shall be conditioned upon Buyer’s usual hiring procedures and standards applicable to Buyer’s similarly situated employees (including, the successful completion of a background check and driving record check) and also upon the occurrence of the Closing. Seller shall have the right to review the documents evidencing Buyer’s offers of employment described in the preceding sentence for compliance with the terms of this Agreement at least three (3) Business Days prior to any distribution of such documents to the Field Employees. Within fifteen (15) days after the Closing Date, Buyer shall notify Seller as to each Field Employee who has accepted employment with Buyer (each, a “Continued Employee”) and each Field Employee who has rejected Buyer’s offer of employment. As soon as administratively practicable after Buyer provides Seller with such list of the Continued Employees, Seller shall provide to Buyer, with respect to each Continued Employee, subject to the consent of any such Continued Employee that Seller determines is required by Law, the complete employment records of such Continued Employee, including the personnel file, wage and benefit history and hire date for such Continued Employee. If Seller determines that the consent of any such Continued Employee is required by Law, and the Continued Employee refuses to provide such consent, Buyer retains the option of declining to hire such Continued Employee.

(b) The employment with Buyer of each Continued Employee shall be effective as of the Closing Date; provided, that on the Closing Date such Continued Employee is actively at work or is on an authorized absence. If the Continued Employee is not actively at work or on an authorized absence at the time of the Closing Date, Buyer retains the option of declining to hire such Continued Employee.

(c) Effective as of the Closing Date and, except as otherwise required by Law or Contract, the Continued Employees shall cease to participate in all of Seller’s employee benefit plans. On and after the Closing Date, Buyer shall allow each Continued Employee to participate in Buyer’s employee benefit plans and programs on the same terms as Buyer’s (or its Affiliates’) similarly situated employees. Buyer shall allow each Continued Employee’s years of service with Seller (or, if applicable, any of its Affiliates) prior to the Closing Date to be recognized for purposes of eligibility and vesting under Buyer’s vacation and sick leave plans, 401(k) plan and group health, life and disability plans, except that (i) Continued Employees will not be allowed to enter the 401(k) plan until the beginning of the next quarter following their employment date with Buyer and (ii) Continued Employees cannot carryover to their employment with Buyer any vacation, sick or other paid time off days that they accrued while employed with Seller. Notwithstanding the foregoing, Buyer and its Affiliates shall have the right, at any time and from time to time, to amend, modify or terminate any benefit plan or program made available by Buyer or any of its Affiliates to any Continued Employee.

(d) Nothing contained in this Section 9.8 is intended to confer upon any Continued Employee who becomes employed by Buyer any right to continued employment by Buyer or any of its Affiliates at any time after the Closing Date. In the event (i) Buyer or an Affiliate of Buyer terminates the employment of any Continued Employee without “cause” (as hereinafter defined) or (ii) any Continued Employee resigns from employment because of a “qualifying reason” (as hereinafter defined) within the first twelve (12) months after the Closing Date, Buyer shall provide to such Continued Employee the severance benefit hereinafter described. For purposes of this Section 9.8, a termination without “cause” shall mean the termination of a Continued Employee’s employment for a reason other than the Continued Employee’s (A) death, (B) inability to perform the essential functions of his or her job with or without reasonable accommodation, (C) failure to perform his or her duties or responsibilities in a manner reasonably satisfactory to Buyer, (D) violation of any rule, policy or procedure of Buyer of which such Continued Employee had been made aware and which, if a similarly situated employee of Buyer committed, would result in the termination by Buyer of such similarly situated employee of Buyer in Buyer’s ordinary course of business and (E) any other conduct of such Continued Employee that renders such Continued Employee unsuitable for his or her positions and that, if committed by a similarly situated employee of Buyer, would, in the Buyer’s ordinary course of business, result in the termination by Buyer of such similarly situated employee. For purposes of this Section 9.8, a “qualifying reason” shall mean (1) a reduction in the Continued Employee’s base pay, (2) a requirement that the Continued Employee move more than fifty (50) miles from the location where he or she worked immediately prior to the Closing Date or (3) a material and adverse change in the duties, responsibilities or functions that the Continued Employee’s position included immediately prior to the Closing Date. If a Continued Employee ends his or her employment with Buyer for any reason (other than for “cause” or a “qualifying reason”), he or she is not entitled to any severance benefit. The severance benefit payable pursuant to this Section 9.8(d) shall be a lump sum cash payment (subject to applicable withholding) in an amount equal to the Continued Employee’s base pay for the period beginning on the date such Continued Employee’s employment terminates and ending on the date that is twelve (12) months after the Closing Date.

(e) Buyer shall indemnify and hold harmless the Seller Indemnified Parties with respect to all Liabilities caused by Buyer’s conduct in connection with the employment offer process described in this Section 9.8 (including any claim of discrimination or other illegality in such selection and offer process). Seller shall indemnify and hold harmless the Buyer Indemnified Parties with respect to all Liabilities caused by Seller’s conduct in connection with the employment offer process described in this Section 9.8 (including any claim of discrimination or other illegality in such selection and offer process). Seller also shall indemnify and hold harmless the Buyer Indemnified Parties with respect to all employment actions taken, and all claims arising, in each case, during the Continued Employees employment with Seller. For the avoidance of doubt, nothing in this Section 9.8 shall affect the right of Seller (or any of its Affiliates) to terminate the employment of a Field Employee for any reason or at any time.

9.9 Notifications. Each Party agrees that, from and after the date hereof until the earlier of the Closing and termination of this Agreement in accordance with the terms and provisions of Section 14.1, it will promptly notify the other Party in writing of any event, change or circumstance that has a reasonable likelihood to cause a failure of any of the conditions set forth in Articles X and XI.

9.10 Conditions. The Parties agree that, from and after the date hereof until the earlier of the Closing and termination of this Agreement in accordance with the terms and provisions of Section 14.1, they will each use their respective reasonable commercial efforts to cause the conditions set forth in Articles X and XI to be satisfied prior to or on the Closing Date; provided that this Section 9.10 shall in no event require either of the Parties to waive any condition applicable to it.

9.11 Transition Period. At the request of Buyer, which request shall be made within two (2) Business Days after the Closing Date, Seller shall perform the Initial Transition Services to Buyer at no cost to Buyer for a thirty (30) day period (the “Initial Transition Period”). If Buyer determines that the Initial Transition Period needs to be extended, Buyer shall promptly notify Seller and, if the Parties mutually agree on the terms and conditions thereof (which such terms and conditions may differ from the terms and conditions of the performance by Seller of the Initial Transition Services during the Initial Transition Period), then the Initial Transition Period shall be extended (as so mutually agreed). The Parties acknowledge and agree that (a) in performing the Initial Transition Services, neither Seller (nor any of the other Seller Indemnified Parties) shall be deemed to be the servants or the employee of Buyer (or any of its Affiliates) and (b) the provisions of this Section 9.11 is not intended to create, nor does it create, a partnership, joint venture or other relationship creating fiduciary, quasi-fiduciary, or similar duties and obligations between the Parties or any of their affiliates or otherwise subject the Parties to joint and several or vicarious liability. Seller makes no representations or warranties, express or implied, regarding the any Initial Transition Services performed by (or at its direction), including any implied warranty of merchantability, suitability or fitness for a particular purpose, all of which are expressly disclaimed. Buyer hereby defends, indemnifies and holds harmless Seller and each of the other Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to the performance by Seller or any of the other Seller Indemnified Parties of the Initial Transition Services, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A SELLER INDEMNIFIED PARTY.

9.12 Unleased Interests. In connection with the unleased interests associated with the Wells set forth on Exhibit A-1 located in the Hillman/North Barbour project, Seller shall use its reasonable best efforts during the period of time prior to the Closing Date to continue leasing such unleased coal and oil and gas interests and/or to force pool such interests (the “Hillman PDP Leasing Efforts”) and shall be responsible only for all lease bonus expenses associated therewith (the “Hillman PDP Leasing Expenses”). On and after the Closing Date, Buyer shall be responsible for all Hillman PDP Leasing Efforts but Seller shall continue to be responsible for the Hillman PDP Leasing Expenses to the extent that (and only to the extent that) such expenses are materially consistent with the consideration offered by Seller in connection with its own reasonable best efforts to acquire such leases.

9.13 Schedule 2.3 Matters. Seller shall use its reasonable best efforts during the period of time prior to the Closing Date to complete the items and operations scheduled on Schedule 2.3 (the “Schedule 2.3 Operations”) and shall be responsible for all costs and expenses associated therewith. If by Closing, Seller has not made the $67,200.00 payment to Pocahontas Land Corporation or such payments to Cabot Oil & Gas Corporation for a coalbed methane lease, as set out in Schedule 2.3, then the Purchase Price shall be reduced by the liquidated amounts owing by Seller with respect to such items. If by Closing, items 1 or 5 on Schedule 2.3 have not been completed, Buyer shall assume responsibility for completing such Schedule 2.3 Operations but Seller shall continue to be responsible for the costs of such operations incurred by Buyer to the extent that (and only to the extent that) such expenses are incurred at arm’s length bases and current market rates. Buyer shall provide reasonable cooperation to Seller in connection with the Schedule 2.3 Operations (at no cost to Buyer), including providing any necessary notifications, authorizations or other communications to Governmental Authorities.

9.14 Coalbed Methane Rights. If, as a result of the litigation described in Number 2 on Schedule 7.7 and/or as a result of any quiet title action or other proceeding with respect to any of the Statutory Warranty Deeds described in Number 4 on Exhibit B, Seller (or any of its Affiliates) is awarded (or confirmed to have) any right, title and/or interest in and to any coalbed methane, oil and/or gas properties or assets, then Seller shall (and, if applicable, shall cause its Affiliates to) assign such rights, titles and/or interests to Buyer; provided, however that, notwithstanding anything to the contrary set forth herein, nothing in this Section 9.14 shall obligate Seller (or any of its Affiliates) to assign any rights, titles and/or interests it may have in and to any of the Excluded Assets described in Numbers 2 and 4 on Exhibit B.

9.15 Pineville Yard. From and after the date hereof, up to and including the Closing Date (or, if earlier, the termination of this Agreement pursuant to the provisions of Section 14.1), Seller shall, at its sole cost and expense, use its commercially reasonable efforts to cause the owner of the property on which the Personal Property described in Attachment 2 to Exhibit A-3 (the “Inventory”) is located to enter into an agreement with Seller (which such agreement shall be assigned, in its entirety, to Buyer by Seller at Closing, should the Closing occur) granting Seller the right to keep the Inventory on such property in the same manner in which the Inventory is, as of the date hereof, being kept by Seller on such property. If, on or prior to Closing, the agreement described in the immediately preceding sentence has not been entered into by

Seller and the owner of the property described therein, then Seller shall elect (in its sole discretion) to either (a) relocate the Inventory (at Seller’s sole cost and expense) to the office of Seller located in Pineville, West Virginia and specifically described on Exhibit A-4 or (b) retain the Inventory and reduce the Purchase Price at Closing by an amount equal to one hundred ninety-four thousand five hundred fifty eight dollars ($194,558).

ARTICLE X

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject to the satisfaction by Seller (or at Buyer’s option, waiver by Buyer), on or prior to the Closing, of each of the following conditions (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions):

10.1 Representations. The representations and warranties of Seller set forth in Article VII shall be true and correct in all material respects (other than any such representations and warranties of Seller that are qualified by materiality or “Material Adverse Effect”, which, to the extent so qualified, shall be true and correct in all respects) on and as of the Closing Date (other than any such representations and warranties of Seller that refer to a specified date, which, if not qualified by materiality or “Material Adverse Effect”, need only be true and correct in all material respects as of such specified date, or, if qualified by materiality or “Material Adverse Effect” need only be true and correct in all respects as of such specified date).

10.2 Performance. Seller shall have performed or complied (in all material respects) with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

10.3 No Legal Proceedings. No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority that seeks to restrain, prohibit, enjoin or declare illegal, or seeks substantial damages in connection with, in each case, the transactions contemplated by this Agreement.

10.4 Preferential Purchase Rights. The time period for the exercise of the Preferential Purchase Rights set forth on Schedule 7.10 shall have expired and/or such Preferential Purchase Rights shall have been (a) waived by the holder(s) thereof or (b) exercised by the holder(s) thereof.

10.5 Title Defects, Environmental Defects and Casualty Losses. The sum of (a) the amount determined by reducing (i) the sum of all Title Defect Amounts (with respect to any Title Defects properly asserted by Buyer) that exceed the Individual Title Defect Threshold, by (ii) the amount of all Title Benefit Amounts (with respect to any Title Benefits properly asserted by Seller) that exceed the Individual Title Benefit Threshold, plus (b) the amount of all Remediation Amounts (for Environmental Defect properly asserted by Buyer) that exceed the Individual Environmental Defect Threshold, plus (c) the diminution in the Allocated Values attributable to each Asset as a result of a fire or other casualty (as described in Section 5.3), shall not equal or exceed ten percent (10%) of the Adjusted Purchase Price.

10.6 Closing Deliverables. Seller shall have executed and delivered to Buyer (and/or, as applicable, caused one or more of its Affiliates to execute and deliver to Buyer) the agreements, documents, certificates, instruments and other items described in Section 12.3 that are required to be executed and delivered by it (and/or, as applicable, one or more of its Affiliates) pursuant to Section 12.3.

ARTICLE XI

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject to the satisfaction by Buyer (or at Seller’s option, waiver by Seller), on or prior to the Closing, of each of the following conditions (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions):

11.1 Representations. The representations and warranties of Buyer set forth in Article VIII shall be true and correct in all material respects (other than any such representations and warranties of Buyer that are qualified by materiality or “Material Adverse Effect”, which, to the extent so qualified, shall be true and correct in all respects) on and as of the Closing Date (other than any such representations and warranties of Buyer that refer to a specified date, which, if not qualified by materiality or “Material Adverse Effect”, need only be true and correct in all material respects as of such specified date, or, if qualified by materiality or “Material Adverse Effect” need only be true and correct in all respects as of such specified date).

11.2 Performance. Buyer shall have performed or complied (in all material respects) with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

11.3 No Legal Proceedings. No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority that seeks to restrain, prohibit, enjoin or declare illegal, or seeks substantial damages in connection with, in each case, the transactions contemplated by this Agreement.

11.4 Replacement Bonds and Other Bonds. Buyer shall have obtained, in the name of Buyer, replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Section 9.3 or 9.7.

11.5 Preferential Purchase Rights. The time period for the exercise of the Preferential Purchase Rights set forth on Schedule 7.10 shall have expired and/or such Preferential Purchase Rights shall have been (a) waived by the holder(s) thereof or (b) exercised by the holder(s) thereof.

11.6 Title Defects and Environmental Defects. The sum of (a) the amount determined by reducing (i) the sum of all Title Defect Amounts (with respect to any Title Defects properly asserted by Buyer) that exceed the Individual Title Defect Threshold, by (ii) the amount of all Title Benefit Amounts (with respect to any Title Benefits properly asserted by Seller) that exceed the Individual Title Benefit Threshold, plus (b) the amount of all Remediation Amounts (for Environmental Defect properly asserted by Buyer) that exceed the Individual Environmental Defect Threshold, shall not equal or exceed ten percent (10%) of the Adjusted Purchase Price.

11.7 Closing Deliverables. Buyer shall have executed and delivered to Seller the agreements, documents, certificates, instruments and other items described in Section 12.3 that are required to be executed and delivered by it pursuant to Section 12.3.

ARTICLE XII

CLOSING

12.1 Date of Closing. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on the earliest to occur of (a) the date that is three (3) Business Days after the date that all of the conditions to Closing set forth in Articles X and XI have been satisfied (except those conditions that by their nature are to be satisfied at Closing) or waived and (b) the date that Buyer and Seller agree upon in writing. The date of the Closing shall be the “Closing Date.”

12.2 Place of Closing. The Closing shall be held at the offices of Vinson & Elkins L.L.P. located at 1001 Fannin Street, Suite 2500, Houston, Texas 77002.

12.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller (and/or one or more of its Affiliates) and Buyer shall execute, acknowledge (as applicable) and deliver (i) the Assignment and Bill of Sale, in sufficient counterparts to facilitate recording in each of the counties in which the Assets being assigned pursuant thereto are located, (ii) the Deed, in sufficient counterparts to facilitate recording in each of the counties in which the Assets being assigned pursuant thereto are located and (iii) title transfers for the motor vehicles listed on Exhibit A-3;

(b) Seller (and/or one or more of its Affiliates) and Buyer shall execute and deliver assignments, on appropriate forms, of any state and federal Leases and any other Leases with Governmental Authorities in sufficient counterparts to facilitate filing with each applicable Governmental Authority.

(c) Seller and Buyer shall execute and deliver the License.

(d) Buyer shall deliver to Seller, to the account(s) designated by Seller in the Preliminary Settlement Statement, by direct bank deposit or wire transfer in same day funds, the Adjusted Purchase Price (less the amount of the Deposit to be applied to the Purchase Price at Closing pursuant to Section 3.2(a)).

(e) Seller (and/or one or more of its Affiliates) shall deliver, as applicable, letters in lieu of transfer orders directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(f) Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2), certifying that it is not a foreign person within the meaning of Section 1445 of the Code.

(g) Seller (and/or one or more of its Affiliates) and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

12.4 Records.

(a) From and after the date hereof and up to and including the date on which the Transition Period ends (or earlier termination of this Agreement pursuant to the provisions of Section 14.1), to the extent reasonably practicable Seller shall deliver (and cause its Affiliates to deliver) to Buyer electronic or physical copies of the Records (which such electronic and physical copies Buyer acknowledges and agrees shall be considered “Evaluation Material” (as such term is defined in the Confidentiality Agreement) and shall be held confidential by Buyer, Buyer’s Representatives and its and their respective Affiliates until the Closing in accordance with the terms of the Confidentiality Agreement) to the extent necessary for Buyer to assume the ownership of the Assets and the operation of the Assets for which Seller (or one of its Affiliates) is the designated operator, in each case, after the completion of the Transition Period.

(b) With respect to all Records (other than those described in Section 12.4(a), as soon as reasonably practicable (and, in any event, no later than sixty (60) days after the Closing), Seller shall deliver (and shall cause its Affiliates to deliver) the Records to Buyer at Seller’s offices (or the offices of any of its Affiliates), and Buyer shall have five (5) Business Days after the first day Seller (or one of its Affiliates, if applicable) makes the Records available to Buyer to remove the Records from Seller’s offices (or the offices of any of its Affiliates, if applicable). If information relating to Excluded Assets is included in the Records, Seller shall arrange, at Buyer’s request, for the redaction, at Buyer’s sole cost and expense, of such information. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, from and after the Closing, Seller (and its Affiliates) may retain a copy of any or all of the Records as may be necessary in connection with (i) any Tax reporting of Seller (or any Affiliate of Seller), (ii) any audit claim by Seller (or any Affiliate of Seller) under any Applicable Contract or (iii) the enforcement by Seller of any of its rights or remedies pursuant to this Agreement and/or the License.

ARTICLE XIII

ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1 Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article XIII and Buyer’s rights under any Title Indemnity Agreement or Environmental Indemnity Agreement, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, with respect to the Assets arising after the Effective Time and all obligations and Liabilities (a) relating in any manner to the use, ownership or operation of the Assets from and after the Effective Time, (b) relating in any manner to the Remediation of any Environmental Condition attributable to an Environmental Defect with respect to which Seller has elected the option set forth in Section 6.1(b)(i), (c) to furnish makeup gas and/or settle any Imbalances for which an adjustment to the Purchase Price is made pursuant to Section 3.3 and any other Imbalances attributable to any period of time after the Effective Time, in each case, pursuant to the terms of the applicable gas sales, processing, gathering or transportation Contract, (d) except to the extent described in Section 13.1(iv), to pay Working Interests, royalties, overriding royalties, and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense or escrow, (e) to properly plug and abandon any and all pipelines and Wells (including inactive Wells or temporarily abandoned Wells) in each case, regardless of whether such liability to properly plug and/or abandon any pipeline and/or Well arose prior to, on or after the Effective Time, (f) to replug any Well, wellbore or previously plugged Well, in each case, regardless of whether such liability to replug any such Well or wellbore arose prior to, on or after the Effective Time, (g) to dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets, regardless of whether such liability to dismantle or decommission and remove any such Personal Property or property arose prior to, on or after the Effective Time, (h) to clean up and/or remediate the Assets in accordance with Laws and applicable Contacts, regardless of whether such liability to clean up and/or remediate arose prior to, on or after the Effective Time and (i) perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law, but excluding any obligations or Liabilities (i) for which Seller is required to indemnify Buyer pursuant to this Article XIII or pay pursuant to Section 15.2, (ii) arising under or with respect to any of Seller’s employee benefit plans and programs, Seller’s retention bonus program and/or Seller’s incentive bonus program, (iii) relating to any Environmental Condition for which Seller has assumed the responsibility for the Remediation of pursuant to Section 6.1(b)(ii), (iv) to pay royalties, Certain Direct Asset Taxes and other revenues and proceeds attributable to sales of Hydrocarbons arising prior to the Effective Time, except for which an adjustment to the Purchase Price was made pursuant to Section 3.3(b) and (v) related to (or arising out of) any audit (pursuant to any joint operating agreement included in the Applicable Contracts) of operating expenses incurred with respect to the Assets prior to the Effective Time (all of said obligations and Liabilities the “Assumed Obligations”).

13.2 Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Sections 13.4 and 13.8 or otherwise in this Agreement, Seller shall be responsible for, shall pay on a current basis and hereby agrees to defend, indemnify and hold harmless Buyer and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a) any Environmental Defects (i) of which Buyer did not have knowledge prior to the Environmental Claim Date, (ii) that Buyer did not assert as an Environmental Defect pursuant to an Environmental Defect Notice received by Seller on or before the Environmental Claim Date and (iii) that are not related to any of the matters described on Schedule 6.1(a) (any such Environmental Defect satisfying the requirements set forth in the foregoing clauses (i) through (iii), a “Post-Closing Environmental Defect”) and that Buyer asserts as an Environmental Defect pursuant to a written notice (satisfying the requirements of an “Environmental Defect Notice” set forth in Section 6.1(a)) delivered to Seller on or before the date that is nine (9) months after the Closing Date;

(b) any breach by Seller of any of its representations or warranties contained in Article VII; provided that, notwithstanding anything to the contrary set forth herein, Seller shall not have any indemnity obligations pursuant to the provisions of this Section 13.2(b) (i) with respect to any breach of any representation or warranty of Seller set forth in Article VII to the extent that (and only to the extent that), as of the date hereof, Buyer (or any of its Affiliates) has any knowledge thereof or (ii) with respect to any breach of the representation or warranty of Seller set forth in Section 7.11 to the extent (and only to the extent) that such breach relates solely to (A) the outcome of any minimum royalty litigation or (B) any changes in Law after the Effective Time;

(c) any breach by Seller of any of its covenants or agreements under this Agreement;

(d) any Environmental Indemnity Agreement or Title Indemnity Agreement, in each case, subject to the terms and conditions thereof and without duplication of any amount recovered pursuant thereto;

(e) any audit (related to the Assets or the Applicable Contracts) of working interest revenues or Operating Expenses incurred with respect to any of the Assets prior to the Effective Time;

(f) the liabilities and obligations arising with respect to any Continued Employee and described as Seller’s responsibility in Section 9.8(e) or 13.1(ii); and

(g) any of the Excluded Assets.

13.3 Indemnities of Buyer. Effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis and hereby agrees to defend, indemnify, hold harmless and forever release Seller and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the

“Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(a) any breach by Buyer of any of its representations or warranties contained in Article VIII;

(b) any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c) the Assumed Obligations or any representation letters provided pursuant to Section 9.2.

13.4 Limitation on Liability.

(a) Seller shall not have any liability for any indemnification under Section 13.2 (i) for any matters that are taken into account in any adjustment to the Purchase Price made pursuant to the terms and conditions of this Agreement (including Section 3.3), (ii) for any individual Liability with respect to which a Claim Notice is delivered in compliance with the provisions of Section 13.7 unless the amount set forth in such Claim Notice with respect to such Liability exceeds an amount equal to ten thousand dollars ($10,000) (the “Indemnity Threshold”) and (iii) unless and until the aggregate amount of all individual Liabilities that exceed the Indemnity Threshold and with respect to which a Claim Notice is delivered in compliance with the provisions of Section 13.7 exceeds an amount equal to the Indemnity Deductible applicable to such Liabilities, and then only with respect to the amount of such Liabilities that exceed the Indemnity Deductible.

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not have any liability for any indemnification under Section 13.2 for aggregate Liabilities in excess of twenty-five percent (25%) of the Adjusted Purchase Price.

(c) Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that Seller shall have the rights set forth in Sections 6.1(b)(i), 6.1(b)(ii) and 6.1(b)(iii) with respect to any Post-Closing Environmental Defect.

13.5 Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE EVEN IF THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, BUT, EXCEPT AS PROVIDED IN ARTICLE IV, NOT IF THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE APPLICABLE INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Sections 4.1(d), 13.2 and 13.3, and, subject to the limitations set forth in Section 5.5, the special warranty of title set forth in the Assignment and Bill of Sale, contain the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document delivered pursuant to this Agreement (other than the License). Except for the remedies specified in Section 13.2 and, subject to the limitations set forth in Section 5.5, Buyer’s rights under the special warranty of title set forth in the Assignment and Bill of Sale, effective as of the Closing, Buyer, on its own behalf and on behalf of the other Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and the other Seller Indemnified Parties from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in law or in equity, known or unknown, which Buyer or any of the other Buyer Indemnified Parties might now or subsequently may have, based on, relating to or arising out of the ownership, use or operation of any of the Assets or the condition, quality, status or nature of any of the Assets, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and, except as provided in Section 5.3(b), rights under insurance maintained by Seller or any of its Affiliates.

13.7 Indemnification Procedures. All claims for indemnification under Sections 4.1(d), 13.2 and 13.3 shall be asserted and resolved as follows:

(a) For purposes of Section 4.1(d) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify the other Party with respect to such Liabilities pursuant to Section 4.1(d) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party having the right to be indemnified with respect to such Liabilities by the other Party pursuant to Section 4.1(d) or this Article XIII.

(b) To make a claim for indemnification under Section 4.1(d), 13.2 or 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7 shall not relieve the Indemnifying Party of its obligations under Section 4.1(d), 13.2 or 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity from the Indemnified Party).

(e) If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If, at the time the Indemnified Party receives a proposed settlement with respect to a Third Party Claim the Indemnifying Party has not yet admitted its liability for such Third Party Claim, then the Indemnified Party shall send written notice to the Indemnifying Party of such proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Third Party Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8 Survival.

(a) The representations and warranties of Seller in Article VII (other than (i) the representations and warranties of Seller in Section 7.15, which shall survive the Closing for a period equal to the statute of limitations applicable thereto and (ii) the representations and warranties of Seller in Sections 7.11, 7.14 and 7.17, which shall survive the Closing for a period of five (5) years), shall survive the Closing for a period of nine (9) months. The representations and warranties of Buyer in Article VIII (other than the representation and warranty of Buyer set forth in Section 8.7, which shall not survive the Closing) shall survive the Closing for a period of nine (9) months. Representations and warranties shall be of no further force and effect after the date of their expiration.

(b) The indemnities in Sections 13.2(b) and 13.3(a) shall terminate as of the termination date of each respective representation and warranty that is subject to indemnification, the indemnities in Section 13.2(e) related to joint interest audits shall survive the Closing until December 31, 2013, and all other indemnities in Section 13.2(e) shall survive the Closing for a period of five (5) years. The indemnities in Sections 13.2(c) and 13.3(b) shall terminate when such covenant or agreement has been fully performed and the statute of limitations applicable to any breach thereof has expired. The indemnities in Section 13.2(f), 13.2(g) and 13.3(c) shall survive the Closing without time limit. The indemnities in Section 13.2(d) shall survive the Closing in accordance with the terms and provisions of the Title Indemnity Agreement and/or Environmental Indemnity Agreement, as applicable. The indemnities in Section 13.2(a) shall survive the Closing for a period of nine (9) months. Notwithstanding anything to the contrary set forth in this Section 13.8, the termination of any representation, warranty, covenant or agreement pursuant to the provisions of this Section 13.8 shall not terminate or otherwise affect any Third Party Claim (or claim) properly asserted pursuant to this Article XIII prior to the date of such termination.

13.9 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing, Seller and Buyer agree that if Buyer fails to fulfill, perform, pay or discharge any Assumed Obligation, Seller may require Buyer to rescind the assignment of the Asset insofar only as related to the Assumed Obligation.

13.10 Insurance, Taxes. The amount of any Liabilities for which an Indemnified Party is entitled to indemnification under this Agreement shall be reduced by any corresponding net tax benefit or insurance proceeds realized by such Indemnified Party or its Affiliates from third party insurers with respect to such Liabilities (net of any collection costs, and excluding the proceeds of any insurance underwritten by the Indemnified Party or its Affiliates).

13.11 Non-Compensatory Damages. None of the Buyer Indemnified Parties or the Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, as applicable, any special, indirect, incidental, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the other Buyer Indemnified Parties, and Seller, on behalf of each of the other Seller Indemnified Parties, waive any right to recover any special, indirect, incidental, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

ARTICLE XIV

TERMINATION, DEFAULT AND REMEDIES

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:

(a) by written consent of the Parties;

(b) by Seller, in its sole and absolute discretion, upon written notice to Buyer, if the sum of (a) the amount determined by reducing (i) the sum of all Title Defect Amounts (with respect to any Title Defects properly asserted by Buyer) that exceed the Individual Title Defect Threshold, by (ii) the amount of all Title Benefit Amounts (with respect to any Title Benefits properly asserted by Seller) that exceed the Individual Title Benefit Threshold, plus (b) the amount of all Remediation Amounts (for Environmental Defect properly asserted by Buyer) that exceed the Individual Environmental Defect Threshold, equals or exceeds ten percent (10%) of the Adjusted Purchase Price;

(c) by Buyer, in its sole and absolute discretion, upon written notice to Seller, if the sum of (a) the amount determined by reducing (i) the sum of all Title Defect Amounts (with respect to any Title Defects properly asserted by Buyer) that exceed the Individual Title Defect Threshold, by (ii) the amount of all Title Benefit Amounts (with respect to any Title Benefits properly asserted by Seller) that exceed the Individual Title Benefit Threshold, plus (b) the amount of all Remediation Amounts (for Environmental Defect properly asserted by Buyer) that exceed the Individual Environmental Defect Threshold, plus (c) the diminution in the Allocated Values attributable to each Asset as a result of a fire or other casualty (as described in Section 5.3), equals or exceeds ten percent (10%) of the Adjusted Purchase Price;

(d) by either Party, in a writing delivered to the other Party after the date that is fifty-five (55) days after the date hereof (the “Termination Date”), if the Closing has not occurred by such date; provided that the right to terminate this Agreement under this Section 14.1(d) shall not be available to any Party that has breached in any material respect any of its obligations under this Agreement and such breach has been the cause of, or resulted in, the failure of the satisfaction of a condition to the Closing to occur on or before the Termination Date;

(e) by either Party, in a writing delivered to the other Party, without prejudice to other rights and remedies that the terminating Party may have, if the other Party (i) has failed to perform (in any material respect) any of its covenants or agreements contained herein required to be performed on or prior to the Closing Date or (ii) has breached any of its representations or warranties contained herein, in the case of each of clauses (i) and (ii), such that the conditions set forth in Section 10.1, 10.2, 11.1 or 11.2, as applicable, are incapable of being satisfied; and

(f) by either Party, in a writing delivered to the other Party, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any of the Parties that prohibits or restrains the Parties from consummating the Closing; provided that such Party shall have used its reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry by any such Governmental Authority.

14.2 Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1, then, except for the provisions of Article I, Sections 3.2, 4.1(d) through 4.1(g), 4.2, 4.3 and 13.11, this Section 14.2, Section 14.3 and Article XV (other than Sections 15.2(b), 15.7 and 15.8), this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful breach by a Party of any of its covenants or agreements hereunder.

14.3 Return of Documentation. Upon termination of this Agreement pursuant to Section 14.1, Buyer shall return to Seller (a) all “Evaluation Material” (as such term is defined in the Confidentiality Agreement) furnished to Buyer by (or on behalf of) Seller (or any of its Affiliates) and (b) all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents and other information furnished by (or on behalf of) Seller (or any of its Affiliates) to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets and, in each case, an officer of Buyer shall certify the same to Seller in writing.

ARTICLE XV

MISCELLANEOUS

15.1 Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. Seller or Buyer and their respective counsel have received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including all legal and accounting fees, costs and expenses.

(b) All required documentary, filing and recording fees and expenses incurred in connection with the filing and recording of the assignments (including the Assignment and Bill of Sale), conveyances or other instruments required to convey title to the Assets to Buyer pursuant hereto shall be borne by Buyer. Buyer shall assume responsibility for, and shall bear and pay, any sales, use, transfer, stamp, and similar Taxes incurred or imposed with respect to the transactions contemplated in this Agreement (the “Transfer Taxes”).

(c) Each of Seller and Buyer shall pay all income, franchise, margin and similar Taxes imposed on it or any of its Affiliates by Law. After taking into account all Purchase Price adjustments for Certain Direct Asset Taxes (and without duplication of any such adjustments) under Sections 3.3 through 3.6, (i) Seller shall retain responsibility for, and shall bear, all Taxes attributable to (A) any Tax assessment period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the Effective Time, (ii) all Taxes attributable to any Tax assessment period or portion thereof occurring on or after the Effective Time (including all Certain Direct Asset Taxes for Straddle Periods not apportioned to Seller pursuant to clause (i) above) shall be allocated to and borne by Buyer and (iii) upon determination of the actual amounts of Certain Direct Asset Taxes (to the extent such actual amounts were not known and/or used for purposes of determining adjustments for Certain Direct Asset Taxes under Sections 3.3 through 3.6), payments will be made from one Party to the other to the extent necessary to cause each Party to bear the Certain Direct Asset Taxes allocable to such Party under this Section 15.2(c). For purposes of allocation between the Parties of Certain Direct Asset Taxes that are payable with respect to Straddle Periods, the portion of any such Certain Direct Asset Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (A) in the case of Certain Direct Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis, be deemed equal to the amount that would be payable if the Tax year or period ended immediately prior to the Effective Time and (B) in the case of other Certain Direct Asset Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time. For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time. For purposes of clause (B) of the preceding sentence, the period for such other Certain Direct Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Tax and shall end on the day before the next such date. For the avoidance of doubt, all Certain Direct Asset Taxes related to the Assets located in West Virginia for the Tax assessment period running from July 1, 2010 to June 30, 2011, which represent the ad valorem taxes for the Tax year 2011, shall be the sole responsibility of Seller; provided, however that, at the request of Seller, Buyer agrees to assist Seller in the collection (on Seller’s behalf) from any Third Party that owned an interest in such Assets during such Tax assessment period of any portion of such Certain Direct Access Taxes paid by Seller (or any Affiliate of Seller) on such Third Party’s behalf.

15.3 Assignment. This Agreement may not be assigned by Buyer without the prior written consent of Seller. In the event Seller consents to any such assignment, such assignment shall not relieve Buyer of any obligations and responsibilities hereunder. Any assignment or other transfer by Buyer of any of the Assets shall not relieve Buyer of any of its obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.

15.4 Preparation of Agreement. Seller, Buyer and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5 Publicity.

(a) Buyer shall not make or issue any press release or other public announcements concerning the transactions contemplated by this Agreement without the prior written consent of Seller (such consent not to be unreasonably withheld or delayed).

(b) Nothing in this Section 15.5 shall prohibit Buyer from issuing or making a public announcement or statement if Buyer deems it necessary to do so in order to comply with any Law or the rules of any stock exchange upon which Buyer’s or Buyer’s Affiliate’s capital stock is traded; provided, however, that, to the extent possible, Buyer shall give Seller at least two (2) Business Days prior notification of its intent to issue or make any such public announcement or statement.

15.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by United States Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation by the receiving Party), addressed to Seller or Buyer, as appropriate, at the address for such Person shown below or at such other address as Seller or Buyer shall have theretofore designated by written notice delivered to the other Party pursuant hereto:

If to Seller:

Vitruvian Exploration, LLC

4 Waterway Square, Suite 400

The Woodlands, Texas 77380

Attention: Ed Donahue

Phone: (832) 458-3202

Fax: (832) 458-3102

If to Buyer:

GeoMet, Inc.

909 Fannin Street, Suite 1850

Houston, Texas 77002

Attention: J. Darby Seré

Phone: (713) 287-2253

Fax: (713) 659-3855

Any notice given in accordance with this Section 15.6, shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission, (in each case) during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Seller or Buyer may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other in the manner provided in this Section 15.6.

15.7 Further Cooperation. If any Party receives monies belonging to the other Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party and such obligation is partially an obligation of both Parties, then the Parties shall consult with each other and each Party shall promptly pay its portion of such obligation to the obligee.

15.8 Filings, Notices and Certain Governmental Approvals. Promptly after the Closing Buyer shall (a) record each Assignment and Bill of Sale in the applicable county records and record all assignments of state Leases executed at the Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities (including the Assumed Obligations) assumed by Buyer hereunder, that, in each case, is not obtained prior to the Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required.

15.9 Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF (INCLUDING THAT CERTAIN LETTER OF INTENT, DATED AS OF AUGUST 2, 2011, BY AND BETWEEN THE PARTIES AND, EXCEPT WITH RESPECT TO ANY OBLIGATIONS ARISING THEREUNDER PRIOR TO THE DATE HEREOF, THAT CERTAIN ACCESS AGREEMENT, DATED AS OF AUGUST 10, 2011, BY AND BETWEEN THE PARTIES, AS AMENDED FROM TIME TO TIME). THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG SELLER AND BUYER RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT OR SCHEDULE HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY EXHIBIT OR SCHEDULE HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller, Buyer, their respective successors and permitted assigns, the Seller Indemnified Parties and the Buyer Indemnified Parties, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of Section 4.1(d) and Article XIII, but neither Party shall be obligated to enforce such provisions (either on its own behalf or on behalf of the Seller Indemnified Parties or Buyer Indemnified Parties, as applicable).

15.11 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties.

15.12 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party hereto waiving compliance. No course of dealing on the part of Seller or Buyer, their respective Affiliates or their respective officers, employees, agents or representatives nor any failure by Seller or Buyer to exercise any of its rights under this Agreement, shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by Seller or Buyer of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other term, covenant, representation or warranty in this Agreement. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13 Conflict of Law Jurisdiction; Venue; Jury Waiver.

(a) THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF TEXAS, EXCLUDING ANY CHOICE OF LAW RULES WHICH MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION AND EXCEPT TO THE EXTENT THAT WEST VIRGINIA LAW OR ALABAMA LAW IS MANDATORILY APPLICABLE TO ISSUES RELATING TO TITLE AND REAL PROPERTY MATTERS.

(b) SUBJECT TO THE PROVISIONS OF SECTIONS 3.6, 5.2(j) AND 6.1(e), THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED ON, RELATED TO, OR ARISING OUT OF (IN WHOLE OR IN ANY PART IN ANY WAY) THIS AGREEMENT (AN “ACTION”).

(c) SUBJECT TO THE PROVISIONS OF SECTIONS 3.6, 5.2(j) AND 6.1(e), WITH RESPECT TO ANY ACTION, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE DISTRICT COURT FOR HARRIS COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

15.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

15.15 Removal of Name. As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall eliminate the name “Vitruvian”, “CDX”, “CD Exploration” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.16 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties. A facsimile or email transmission of a scanned, executed counterpart of this Agreement shall be sufficient to bind a Party to the same extent as an original.

Signature Page Follows.

IN WITNESS WHEREOF, Seller and Buyer (and, solely for the purpose of agreeing to convey and assign to Buyer, pursuant to the terms hereof, the Assets held by it as of the Closing Date, CD Exploration, LLC) have executed this Agreement as of the date first written above.

SELLER:

VITRUVIAN EXPLORATION, LLC

By:	/s/ Ed Donahue
Name:	Ed Donahue
Title:	Chief Financial Officer

CD EXPLORATION, LLC

By:	/s/ Ed Donahue
Name:	Ed Donahue
Title:	Chief Financial Officer

BUYER:

GEOMET, INC.

By:	/s/ J. Darby Seré
Name:	J. Darby Seré
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement